UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
PENN VIRGINIA CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PENN VIRGINIA CORPORATION

16285 Park Ten Place
Suite 500
Houston, Texas 77084
NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS
To Our Shareholders:
Notice is hereby given that the 2021 Annual Meeting of Shareholders of Penn Virginia Corporation (the “Company”) will be held at the Houston Marriott Energy Corridor at 16011 Katy Freeway, Houston, Texas on Monday, May 3, 2021, at 11:00 a.m., Central time (the “Annual Meeting”).
The Annual Meeting is being held to consider and act on the following matters:
1.	The election of four directors named in this Proxy Statement, each to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;
2.	An advisory vote to approve the compensation of our named executive officers;
3.	The ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2021;
4.
An amendment to the 2019 Management Incentive Plan (the “Incentive Plan”) to increase the number of shares available for issuance thereunder by 3,000,000 shares, subject to adjustment in accordance with the terms thereof;

5.
An amendment to the Second Amended and Restated Articles of Incorporation (as the same may be amended from time to time, the “Articles”) to increase the number of authorized shares of the Company’s common stock and the corresponding total authorized number of shares (the “Common Stock Amendment”);

6.	An amendment to the Articles to remove inoperative provisions (the “Inoperative Provisions Amendment”);
7.
An amendment to the Articles to reduce the share ownership required for shareholders to act by written consent from (i) unanimous written consent to (ii) not less than a majority of the voting power of the outstanding shares entitled to vote (the “Written Consent Amendment”);

8.	An amendment to the Articles to include a new Section 4.11 to provide that a majority of votes cast is required to approve a merger or share exchange (the “Merger Amendment”);
9.
An amendment to Article XI of the Articles to provide the forum for causes of action arising under the Securities Act of 1933, as amended (the “Forum Amendment” and, collectively with the Common Stock Amendment, the Inoperative Provisions Amendment, the Written Consent Amendment and the Merger Amendment, the “Articles Amendments”); and

10.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.
Only shareholders of record at the close of business on March 25, 2021 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, postponement or continuation thereof.

A majority in voting power of the outstanding shares of the Company entitled to vote must be present in person or represented by proxy at the Annual Meeting to constitute a quorum. Therefore, all shareholders are urged to vote their shares in advance of the meeting or attend the Annual Meeting.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, is being mailed to shareholders together with this Notice.
We intend to hold this Annual Meeting in person. However, we are monitoring the situation regarding COVID-19 (Coronavirus), taking into account guidance from the Centers for Disease Control and Prevention and the World Health Organization. The health and well-being of our employees, Board members and stockholders is our top priority. Accordingly, we are planning for the possibility that we may have to again provide for Annual Meeting attendance or participation by means of remote communication if we determine it is not advisable to hold an in-person meeting or if individuals are unable to attend in person. We will announce any such updates as promptly as practicable, and details on how to participate will be issued by press release, posted on our website, and/or filed with the SEC as additional proxy materials. As always, we encourage you to vote your shares prior to the annual meeting.
Whether or not you plan to attend the Annual Meeting, please vote your shares as soon as possible in one of three ways: by Internet, telephone or by mail. If you later find that you will be present at the meeting and wish to vote in person or for any other reason desire to revoke your proxy, you may revoke your proxy at any time before the voting at the Annual Meeting.
By Order of the Board of Directors

/s/ Katherine Ryan
Katherine Ryan
Corporate Secretary
Houston, Texas
April 6, 2021

i

ii

PENN VIRGINIA CORPORATION
PROXY STATEMENT
Annual Meeting of Shareholders
To Be Held on May 3, 2021
GENERAL INFORMATION
This Proxy Statement and the accompanying proxy card are being furnished to shareholders of Penn Virginia Corporation, which is referred to in this Proxy Statement as the “Company,” “we,” “us” or “our,” in connection with the solicitation by or on behalf of the Board of Directors of the Company, or the “Board,” of proxies to be voted at the 2021 Annual Meeting of Shareholders, or the “Annual Meeting,” to be held at 11:00 a.m., Central time, on Monday, May 3, 2021 and at any adjournment, postponement or continuation thereof. The Annual Meeting will be held at the Houston Marriott Energy Corridor at 16011 Katy Freeway, Houston, Texas. This Proxy Statement and the accompanying proxy card are first being mailed on or about April 6, 2021. Our principal executive offices are located at 16285 Park Ten Place, Suite 500, Houston, Texas 77084.
As discussed above, we intend to hold this Annual Meeting in person. However, we are monitoring the situation regarding COVID-19 (Coronavirus), taking into account guidance from the Centers for Disease Control and Prevention and the World Health Organization. The health and well-being of our employees, Board members and stockholders is our top priority. Accordingly, we are planning for the possibility that we may have to again provide for Annual Meeting attendance or participation by means of remote communication if we determine it is not advisable to hold an in-person meeting or if individuals are unable to attend in person. We will announce any such updates as promptly as practicable, and details on how to participate will be issued by press release, posted on our website, and/or filed with the SEC as additional proxy materials. As always, we encourage you to vote your shares prior to the annual meeting.
Record Date and Voting Rights
Only holders of record of shares of our common stock, par value $0.01 per share (“Common Stock”), or Series A Preferred Stock, par value $0.01 per share (“Preferred Stock”), at the close of business on March 25, 2021 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 15,304,413 shares of our Common Stock and 225,481.09 outstanding shares of our Preferred Stock.
Holders of our Common Stock and Preferred Stock will vote together as a single class at the Annual Meeting. Holders of our Common Stock are entitled to one vote per share of Common Stock on all matters to be presented at the Annual Meeting. Holders of Preferred Stock are entitled to one vote per each 1/100th of a share of Preferred Stock on all matters submitted to a vote of the holders of Common Stock. Therefore, up to 37,852,522 votes may be cast at the Annual Meeting. All shares represented by properly executed and delivered proxies will be voted at the Annual Meeting.
Quorum and Adjournments
The presence, in person or by proxy, of a majority in voting power of the outstanding shares entitled to vote (including the Preferred Stock, as indicated above) at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes for all matters considered at the Annual Meeting. If a quorum is not present at the Annual Meeting, the holders of a majority of the shares entitled to vote who are present or represented by proxy have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting of the time and place of the adjourned meeting, until a quorum is present. In addition, under our Bylaws, our Chairman has the power to adjourn the Annual Meeting for any reason from time to time without notice, other than an announcement of the time and place of the adjourned meeting, provided that a new record date is not set. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Annual Meeting.
Votes Required
Directors will be elected (Proposal No. 1) by the affirmative vote of the majority of the votes cast at the Annual Meeting, which means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee. With respect to the election of directors, you may vote “for,” “against” or “abstain” with respect to any nominee for the Board. An abstention will count for purposes of determining if a quorum is present at the Annual Meeting; however, because an abstention is not counted as a vote cast, it will not affect the outcome of the vote on this proposal.
The advisory vote to approve the compensation of our named executive officers (Proposal No. 2) is only advisory in nature and has no binding effect on us or our Board. The say-on-pay vote will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal. On this proposal, you may vote “for,” “against” or “abstain.” An abstention will count for purposes of determining if a quorum is present at the Annual Meeting; however, because an abstention is not counted as a vote cast, it will not affect the outcome of the vote on this proposal.
Ratification of Grant Thornton LLP, or “Grant Thornton” as our independent registered public accounting firm for the fiscal year ended December 31, 2021 (Proposal No. 3) requires that the votes cast “for” the proposal exceed the votes cast “against” the proposal. On this proposal, you may vote “for,” “against” or “abstain.” An abstention will count for purposes of determining if a quorum is present at the Annual Meeting; however, because an abstention is not counted as a vote cast, it will not affect the outcome of the vote on this proposal.
Approval of an amendment to the Penn Virginia Corporation 2019 Management Incentive Plan (Proposal No. 4) to increase the number of shares available for issuance thereunder by 3,000,000 shares, requires that the votes cast “for” the proposal exceed the votes cast “against” the proposal. On this proposal, you may vote “for,” “against” or “abstain.” An abstention will count for purposes of determining if a quorum is present at the Annual Meeting; however, because an abstention is not counted as a vote cast, it will not affect the outcome of the vote on this proposal.
Each of the Articles Amendments (Proposal Nos. 5 through No. 9) requires the affirmative vote of more than 66 2/3% of the outstanding shares entitled to vote. On each proposal, you may vote “for,” “against” or “abstain.” An abstention will count for purposes of determining if a quorum is present at the Annual Meeting and will have the effect of a vote “against” Proposal Nos. 5 through No. 9, as applicable.
Broker Non-Votes
Brokers who hold shares in street name for customers are required to vote those shares as the customers instruct. Under applicable rules, brokers are permitted to vote on “routine” matters even if they have not received voting instructions from their customers, but they are not permitted to vote on “non-routine” matters absent specific voting instructions from their customers. A “broker non-vote” occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares.
The election of directors (Proposal No. 1), the advisory vote to approve the compensation of our named executive officers (Proposal No. 2), the approval of the amendment to the Penn Virginia Corporation 2019 Management Incentive Plan (Proposal No. 4), the approval of the Inoperative Provisions Amendment (Proposal No. 6), the approval of the Written Consent Amendment (Proposal No. 7), the approval of the Merger Amendment (Proposal No. 8), and the approval of the Forum Amendment (Proposal No. 9) are considered non-routine matters under applicable rules. Consequently, brokers may not vote uninstructed shares on any of these proposals, and there may be broker non-votes on these proposals. Broker non-votes will have no effect on the outcome of Proposal No. 1, Proposal No. 2 and Proposal No. 4; however, broker non-votes will have the effect of a vote “against” Proposal Nos. 6 through No. 9, as applicable. The ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2021 (Proposal No. 3) and the approval of the Common Stock Amendment (Proposal No. 5) are considered routine matters under applicable rules. Consequently, brokers may vote uninstructed shares on these proposals, and we do not expect any broker non-votes on these proposals. Broker shares that are voted on any matter at the Annual Meeting will be included in determining the number of shares present for purposes of determining whether a quorum is present at the Annual Meeting. Broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the Annual Meeting.
Shareholders of Record
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. You can also vote via the Internet. If you desire to vote via the Internet, instructions for using this service are provided on the proxy card. If you desire to vote by mail, you should mark your votes on the proxy card and date, sign and promptly return the proxy card in the accompanying envelope.
Beneficial Owners
If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the Annual Meeting. See “Broker Non-Votes” above.
Voting in Person
Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in a brokerage account or by another nominee may be voted in person only if you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, in light of continued uncertainty relating to the COVID-19 pandemic, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.
Default Voting
A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you are a registered holder and properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” the election of each of the four nominees for the Board (Proposal No. 1), “FOR” the resolution to approve the compensation of our named executive officers (Proposal No. 2), “FOR” the ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2021 (Proposal No. 3), “FOR” approval of the amendment to the Penn Virginia Corporation 2019 Management Incentive Plan (Proposal No. 4), “FOR” approval of the Common Stock Amendment (Proposal No. 5), “FOR” approval of the Inoperative Provisions Amendment (Proposal No. 6), “FOR” approval of the Written Consent Amendment (Proposal No. 7), “FOR” approval of the Merger Amendment (Proposal No. 8), “FOR” approval of the Forum Amendment (Proposal No. 9) and in accordance with the discretion of the proxy holders with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. If we propose to adjourn the Annual Meeting, proxy holders will vote all shares for which they have voting authority in favor of adjournment. The Board knows of no matters other than those stated in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement to be presented for consideration at the Annual Meeting.
Revocation of Proxy
A shareholder executing and returning a proxy may revoke it at any time before it is exercised at the Annual Meeting by giving written notice of the revocation to our Corporate Secretary or by executing and delivering to our Corporate Secretary a later dated proxy. Attendance at the Annual Meeting will not be effective to revoke the proxy unless written notice of revocation has also been delivered to our Corporate Secretary before the proxy is exercised. If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if such record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.
Written notices to us must be addressed to Penn Virginia Corporation, Attention: Corporate Secretary, 16285 Park Ten Place, Suite 500, Houston, Texas 77084. No revocation by written notice will be effective unless such notice has been received by our Corporate Secretary prior to the day of the Annual Meeting or by the inspector of election at the Annual Meeting.
Proxy Solicitation
The expenses of solicitation of proxies, including the cost of preparing and mailing this Proxy Statement and the accompanying materials, will be paid by us. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares. Some of our officers and employees may solicit proxies personally or by telephone, mail or other methods of communication and will not be compensated additionally therefor.
Shareholder List
The Company’s list of shareholders as of March 25, 2021, the record date, will be available for inspection for ten days prior to the Annual Meeting, in accordance with applicable law at the Company’s corporate office at 16285 Park Ten Place, Suite 500, Houston, Texas.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
General
Four directors have been nominated by the Board for election at the Annual Meeting, all of whom are current directors of the Company. Detailed information on each nominee is provided below. Each of the nominees, if elected, will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity. Although all nominees have consented to serve if elected, if any nominee should ultimately decline or be unable to serve, the Board will, if practicable, designate a substitute nominee, and the persons named in the accompanying proxy card will vote for each such substitute nominee. Alternatively, the Board may decrease the size of the Board in accordance with the Articles or leave a vacancy on the Board.
Majority Voting in Uncontested Director Elections
Pursuant to our Amended and Restated Bylaws (the “Bylaws”), in an uncontested election of directors, such as that being held at the Annual Meeting, directors are elected by a majority of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at such meeting. For purposes of the Bylaws, in an uncontested election, a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In a contested election, nominees for election as a director are elected by a plurality of the votes cast.
Under our Corporate Governance Guidelines, any director who is not elected by a majority of the votes cast in an uncontested election is expected to tender his or her offer of resignation to the Nominating and Governance Committee. The Nominating and Governance Committee will consider the resignation offer and a range of possible responses based on the circumstances that led to the majority against vote, if known, and recommend to the Board whether to accept or reject the resignation offer, or whether other actions should be taken. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the election results. If the Board accepts a director’s resignation offer pursuant to this process, the Board, with the assistance of the Nominating and Governance Committee, will thereafter determine whether to fill the vacancy or reduce the size of the Board.
Information Regarding Nominees for Election as Directors
The following table sets forth certain information regarding the nominees for election as directors:
Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since
Tiffany Thom Cepak, age 48
Ms. Tiffany Thom Cepak has served on our Board since September 2019. Ms. Cepak has more than 25 years of operational and financial experience within the energy industry and was the Chief Financial Officer (“CFO”) of Energy XXI Gulf Coast Inc., an oil and natural gas development and production company, from August 2017 until October 2018. She was also CFO of KLR Energy Acquisition Corp., a special purpose acquisition company (and subsequent to its business combination, Rosehill Resources Inc.) from January 2015 to June 2017 and CFO of EPL Oil & Gas, Inc. for four years until it was sold in 2014. Ms. Cepak has been a director of Patterson-UTI Energy, Inc. since August 2014 and a director of California Resources Corporation since October 2020. She served as a director of Yates Petroleum Corporation, a privately owned onshore exploration and production company, from October 2015 to October 2016. Ms. Cepak began her career as a Senior Reservoir Engineer with Exxon Production Company and Exxon Mobil Company with operational roles, including reservoir and subsurface completion engineering. Ms. Cepak holds a B.S. in Engineering from the University of Illinois and a Masters of Business Administration in Management with a concentration in Finance from Tulane University. The Board believes that Ms. Cepak’s financial and operational experience in the energy industry provides significant contributions to our Board.
2019(2)(3)(4)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since
Darrin J. Henke, age 54
Mr. Darrin J. Henke has served on the Board and as President and Chief Executive Officer (“CEO”) of the Company since August 2020. Prior to joining Penn Virginia, Mr. Henke served nearly five years (between 2015 and 2020) as the CEO of Gary Petroleum Partners and Gary Permian LLC, a private oil and gas acquisition and development company. He was previously employed by Encana Oil & Gas (USA) Inc. for eleven years, most recently as Vice President & General Manager for Southern Operations overseeing, among others, Encana’s entrance into the Eagle Ford and Permian Basins. With thirty years of experience in the oil and gas business, Mr. Henke was also employed by Tom Brown Inc., Venoco Inc. and Burlington Resources. Mr. Henke graduated summa cum laude with a B.S. in Mechanical Engineering from Texas Tech University and also completed Duke’s Advanced Management Program. He was the recipient of the Denver Business Journal’s 2013 Power Book Award for outstanding business leadership, currently sits on the board of Colorado’s State Chamber of Commerce, and is a registered Professional Petroleum Engineer. The Board believes that Mr. Henke’s experience in the exploration and production industry and detailed knowledge of our operations lends critical support to the Board’s decision-making process.
2020

Darin G. Holderness, age 57
Mr. Darin G. Holderness, has served on the Board since September 2016 and as Chairman of the Board from February 2018 until January 15, 2021. Mr. Holderness is currently a founder and Chief Financial Officer (since March 2021) of P&A Exchange LLC, an oilfield services company, and has served as the Chief Financial Officer of ProPetro Holding Corp., an oilfield services company, from April 2020 until November 2020 and prior to that as Interim Chief Financial Officer since October 2019. Mr. Holderness served as the Senior Vice President, Chief Financial Officer and Treasurer of Concho Resources Inc. (“Concho”), an oil and gas exploration company, from May 2015 to May 2016 and served as an adviser to Concho from May 2016 to January 2017. Mr. Holderness previously served as the Senior Vice President and Chief Financial Officer of Concho from October 2012 to May 2015, as the Senior Vice President, Chief Financial Officer and Treasurer from October 2010 to October 2012 and as the Vice President, Chief Financial Officer and Treasurer from August 2008 to October 2010. Mr. Holderness has over 30 years of experience in the energy sector, including nine years with KPMG LLP where his practice was focused in the energy industry, and over 20 years in the industry in increasing roles of responsibility, including serving as Vice President and Controller of Pure Resources, Inc., Vice President and Chief Financial Officer of Basic Energy Services, Inc., Vice President and Chief Accounting Officer of Pioneer Natural Resources Company, and Senior Vice President and Chief Financial Officer of Eagle Rock Energy Partners, L.P. Mr. Holderness is a 1986 graduate of Boise State University with a Bachelor of Business Administration in Accounting and is a Certified Public Accountant. The Board believes that Mr. Holderness’ prior experience as an executive and his past audit, accounting and financial reporting experience provide significant contributions to our Board.
2016(3)

Jeffrey E. Wojahn, age 58
Mr. Jeffrey E. Wojahn has served on our Board since September 2019. Mr. Wojahn served as Executive Vice President of EnCana Corporation from 2003 to 2013 and was President of Encana Oil & Gas (USA) Inc. from 2006 to 2013. Mr. Wojahn held senior management and operational positions in Canada and the United States and has extensive experience in unconventional resource play development. He served as Advisory Board member for Morgan Stanley Energy Partners from October 2014 until
2019(1)(3)(4)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since
2017. Since March 2017, Mr. Wojahn has served as the Executive Chairman of MiddleFork Energy Partners, a privately held exploration and production company, and also has served as a director of Bonanza Creek Energy, Inc. since November 2014. Mr. Wojahn received his B.S. in Geophysics from the University of Calgary in 1985. The Board believes that Mr. Wojahn’s prior extensive operational experience as an executive of several energy companies provides significant contributions to our Board.

(1)	Member of the Nominating & Governance Committee
(2)	Member of the Compensation & Benefits Committee
(3)	Member of the Audit Committee
(4)	Member of the Reserves Committee
Board Recommendation
The Board recommends that our shareholders vote FOR the election of each of the four Board nominees named above.
Series A Preferred Directors
In January 2021, affiliates of Juniper Capital Advisors, L.P. (“Juniper”) contributed $150.0 million in cash and certain oil and gas assets to us in exchange for 22,548,109 common units (the “Common Units”) in a partnership subsidiary of the Company and 225,481.09 shares of our Preferred Stock, which Common Units and Preferred Stock are redeemable or exchangeable for 22,548,109 shares of Common Stock of the Company, with one Common Unit and 1/100th of a share of Preferred Stock redeemable or exchangeable for one share of Common Stock of the Company (the “Juniper Transaction”). The holders of Preferred Stock and their permitted transferee(s) (the “Permitted Series A Owners”), in addition to having voting rights together with the Common Stock to elect the directors included above, are entitled to designate five of the nine members of our Board in accordance with the Articles and that certain Investor and Registration Rights Agreement dated January 15, 2021 (the “Investor Rights Agreement”) (the directors from time to time appointed to the Board pursuant to Juniper’s designation rights under the Investor Agreement and Articles, the “Preferred Directors”). So long as the Permitted Series A Owners continuously hold each below listed threshold amount of the Total Shares (as defined below), the Permitted Series A Owners will have the specified director designation rights, and the Board will be composed of directors, as noted below:
•
at least 50% of the number of shares of Common Stock then issuable to the Permitted Series A Owners upon redemption or exchange of Common Units for Common Stock plus the number of shares of Common Stock then outstanding (such sum, the “Total Shares”): (i) up to five Preferred Directors, plus (ii) three independent directors that are not affiliated with Juniper (“Non-Affiliated Directors”) and (iii) the CEO;

•
at least 40%, but less than 50%, of the Total Shares: (i) up to four Preferred Directors, plus (ii) three Non-Affiliated Directors, (iii) the CEO and (iv) one director unaffiliated with Juniper as recommended by the Nominating & Governance Committee or the “N&G Committee”;

•	at least 30%, but less than 40%, of the Total Shares: (i) up to three Preferred Directors, plus (ii) three Non-Affiliated Directors and (iii) the CEO;
•	at least 20%, but less than 30%, of the Total Shares: (i) up to two Preferred Directors, plus (ii) three Non-Affiliated Directors and (iii) the CEO; and
•	at least 10%, but less than 20%, of the Total Shares: (i) up to one Preferred Director, plus (ii) three Non-Affiliated Directors and (iii) the CEO.
For so long as there is a right to designate Preferred Directors, the size of the Board shall not be decreased in a manner that would limit the above listed designation rights. Subject to compliance with applicable law and stock exchange rules, (i) if Permitted Series A Owners own at least 50% of the Total Shares, the N&G Committee will include at least one Non-Affiliated Director and (ii) if Permitted Series A Owners own less than 50%, the N&G Committee will include at least one Preferred Director and one Non-Affiliated Director. Pursuant to the Investor Rights Agreement, Juniper has also agreed to vote in favor of the nominees nominated by the Board and named above.

The current Preferred Directors are Edward Geiser, who is also the Chairman of the Board, Kevin Cumming, Joshua Schmidt, Temitope Ogunyomi and Tim Gray. As the holder of our Preferred Stock, Juniper has the exclusive right, voting separately as a class and to the exclusion of the Common Stock and any other class or series of capital stock of the Company to designate to the Preferred Directors at its option, either (i) by written consent of the holders of our Preferred Stock or (ii) at annual or special meetings called for the purpose of electing directors. Acting by unanimous written consent, Juniper has re-elected each of the following Preferred Directors, effective as of the conclusion of this Annual Meeting, in each case to serve until the Company’s 2022 Annual Meeting of Shareholders or until his successor shall be elected and qualified, or, if earlier, until his death, disability, resignation, disqualification or removal from office. Their business experience and other qualifications are as follows:
Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since
Kevin Cumming, age 43
Mr. Kevin Cumming has served on our Board since January 2021. Mr. Cumming is a Partner and member of the investment committee at Juniper, our controlling shareholder. He was part of the original investment team for Juniper beginning in 2005, and he re-joined in 2014 when it was re-formed. Prior to re-joining Juniper, Mr. Cumming co-founded and was President of Expedition Water Solutions, a private equity-backed oilfield water company. Mr. Cumming also served as a Vice President of White Deer Energy, a Houston-based middle-market private equity firm focused on the energy industry. During his career, he has been involved with over 20 private energy companies, many of which he helped found, and served on numerous Boards. Mr. Cumming has also held various roles at Select Energy Services, Buckeye Partners and Merrill Lynch. Mr. Cumming holds a B.B.A. in Business Honors and Finance from The University of Texas at Austin and an M.B.A. from Rice University. Mr. Cummings brings to the Board significant operational experience from his career in the energy industry.
2021(1)(2)

Edward Geiser, age 43
Mr. Edward Geiser has served on our Board and as Chairman of the Board since January 2021. Mr. Geiser is the Managing Partner of Juniper, our controlling shareholder, as well as the head of the firm's investment committee. He assisted with the original formation of Juniper in 2003 and led the firm’s re-formation in 2014. Prior to 2014, Mr. Geiser was a Managing Director at Och-Ziff Capital Management where he focused on Och-Ziff's private investing activity in the energy industry in North America for over five years. Over the past 12 years, Mr. Geiser has served on the boards of a number of private upstream and midstream energy companies with assets located in the United States. Prior to Och-Ziff, Mr. Geiser worked at each of Merrill Lynch and Morgan Stanley in Houston where he focused on advisory work related to public and private energy companies. Mr. Geiser received a B.S. in Finance from the Louisiana State University. Mr. Geiser’s experience from having served on the boards of a number of private upstream and midstream energy companies provides the Company with valuable insight and supports the Board’s decision-making.
2021(1)(2)

Tim Gray, age 46
Mr. Tim Gray has served on our Board since January 2021. Mr. Gray is the General Counsel and Chief Compliance Officer of Juniper, our controlling shareholder. Prior to joining Juniper in 2017, Mr. Gray was a Managing Director and General Counsel at Och-Ziff Capital Management Group for over eight years. Mr. Gray holds a J.D. from Boston College Law School and a B.S. in Business Administration and Political Science from the University of North Carolina at Chapel Hill. Mr. Gray brings to the Board a comprehensive understanding of governance, regulations and risk management from his roles at Juniper and Och-Ziff.
2021(1)

Age, Business Experience, Other Directorships and Qualifications	Director of the Company Since
Temitope Ogunyomi, age 37
Mr. Temitope Ogunyomi has served on our Board since January 2021. Mr. Ogunyomi is a Director at Juniper, our controlling shareholder, and has over 15 years of technical, operational and investment experience in the energy industry. Prior to joining Juniper in 2018, Mr. Ogunyomi was a Vice President for mergers, acquisitions and divestitures within the energy investment banking group at Evercore Inc., a global investment banking advisory firm, from 2016 to 2018. While at Evercore, Mr. Ogunyomi was involved in leading and executing sell-side and buy-side advisory mandates, capital raises and restructuring for upstream and midstream energy companies. Prior to joining Evercore, Mr. Ogunyomi worked in various leadership, A&D, exploration, asset development and operational roles within several unconventional and conventional plays at Anadarko Petroleum, Marathon Oil and Chesapeake Energy. While working in the E&P sector, Mr. Ogunyomi primarily worked as a Team Lead and Geologist/Petrophysicist but also cross-trained in petroleum economics, drilling and reservoir engineering. Mr. Ogunyomi holds a B.S. in Geoscience from Southeast Missouri State University, a M.S. in Petroleum Geology from Oklahoma State University and an M.B.A. from the University of Oklahoma. Mr. Ogunyomi’s experience in the energy industry and his significant operational experience provides the Board with valuable insight.
2021(3)

Joshua Schmidt, age 38
Mr. Joshua Schmidt has served on our Board since January 2021. Mr. Schmidt is a Partner at Juniper, our controlling shareholder. Prior to joining the firm in 2014, he was a portfolio manager for Whiteside Energy Fund, LP. Mr. Schmidt has over fifteen years of experience in the energy industry and has been involved in the formation and management of over ten private energy companies. He currently serves on the boards of several Juniper portfolio companies. Mr. Schmidt received a B.S. in Finance from the University of Notre Dame. Mr. Schmidt brings significant leadership experience to the Board from his extensive career in the energy industry.
2021(2)(3)
(1)	Member of the Nominating & Governance Committee
(2)	Member of the Compensation & Benefits Committee
(3)	Member of the Reserves Committee

PROPOSAL NO. 2
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Background
In accordance with the requirements of Section 14A of the Exchange Act, and the related rules of the SEC, we are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers, or our “NEOs,” as disclosed in this Proxy Statement. This advisory vote, commonly known as a “say-on-pay” vote, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.
We invite you to review carefully the “Executive Compensation” section of this Proxy Statement beginning on page 33, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion. As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to attract, retain and develop employees with the appropriate experience, motivation and skills to grow an oil and natural gas exploration and production company that operates safely in an environmentally conscious, cost-efficient, and time-efficient manner and that has the ability to react to economic and other developments in a cyclical and volatile industry. We believe that our executive compensation program fulfills these objectives.
We are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.”
At our 2017 Annual Meeting of Shareholders, our shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve our executive compensation. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual say-on-pay votes. Unless the Board modifies this policy, our next advisory vote on compensation following this vote will be held at our 2022 Annual Meeting of Shareholders.
The vote on this proposal is advisory, and it will not be binding on the Board or the Compensation & Benefits, or the “C&B Committee”. Accordingly, neither the Board nor the C&B Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Board and the C&B Committee value the opinions of our shareholders, and the C&B Committee will carefully consider the outcome of the vote when making future executive compensation decisions for our NEOs.
Board Recommendation
The Board recommends that our shareholders vote FOR the approval of the resolution set forth in this proposal approving the compensation paid to our NEOs as disclosed in this Proxy Statement.

PROPOSAL NO. 3
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee of the Board has appointed Grant Thornton LLP, or “Grant Thornton,” as the independent registered public accounting firm to audit our consolidated financial statements as of and for the fiscal year ending December 31, 2021 and our internal controls over financial reporting as of December 31, 2021.
The submission of this matter for approval by shareholders is not legally required; however, the Board and Audit Committee believe that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm, although the results of the vote are not binding on the Audit Committee.
Board Recommendation
The Board recommends that our shareholders vote FOR the ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ended December 31, 2021.

PROPOSAL NO. 4
APPROVAL OF AMENDMENT TO THE 2019 MANAGEMENT INCENTIVE PLAN
Background
We are asking our shareholders to approve an amendment (the “Plan Amendment”) to the Penn Virginia Corporation 2019 Management Incentive Plan (the “Incentive Plan”) to increase the number of shares reserved for issuance pursuant to awards thereunder by 3,000,000. Our Board originally approved the Incentive Plan on June 17, 2019, and it became effective on July 31, 2019. We arrived at the proposed share increase after consideration of the number of shares remaining available for grant in the Incentive Plan, anticipated future share usage, and advice from our compensation consultant, among other factors. Going forward, the Board and C&B Committee will continue to consider general economic conditions (such as those imposed by COVID-19 and the current outlook for oil prices), potential dilution as a result of grants under the Plan and other relevant conditions impacting the Company in granting equity under the Incentive Plan. The Plan Amendment makes no other changes to the Incentive Plan. We refer to this proposal herein as the “Incentive Plan Proposal” and sometimes refer to the Incentive Plan, as amended, as the “Amended Plan.” If the Incentive Plan Proposal is approved, the Plan Amendment will become effective as of the date of the Annual Meeting.
We currently maintain both the Incentive Plan and the Penn Virginia Corporation 2016 Management Incentive Plan (the “Prior Plan”); however, no new awards have been or will be granted under the Prior Plan following the original effective date of the Incentive Plan. We have also granted certain inducement awards, outside of the Prior Plan and the Incentive Plan, to Darrin Henke in connection with his appointment as our Chief Executive Officer and to Julia Gwaltney in connection with her appointment as our Senior Vice President, Development (collectively, the “Inducement Grants”). The following table sets forth certain information about the Incentive Plan, the Prior Plan and the Inducement Grants as of March 15, 2021:
Number of additional shares of the Company’s common stock, par value $0.01 per share (“Shares” as used in this Proposal) being requested under the Plan Amendment	3,000,000
Number of Shares available for future awards under the Incentive Plan	812,176
Number of Shares subject to outstanding stock options under the Incentive Plan, the Prior Plan and the Inducement Grants	0
Number of Shares subject to outstanding awards of restricted stock and restricted stock units (full value awards) under the Incentive Plan, the Prior Plan and the Inducement Grants	582,909*
Weighted average remaining term of outstanding options under the Prior Plan	N/A
Weighted average exercise price of outstanding options under the Prior Plan	N/A
Total number of shares outstanding as of March 15, 2021	37,814,707**
*	Consists of 316,626 performance-based restricted stock units (assuming maximum performance) and 266,283 time-based restricted stock units.
**
Assumes the redemption of 22,548,109 Common Units and 225,481.09 shares of Preferred Stock. As of March 15, 2021, there were 15,266,598 shares of Common Stock outstanding. Because Juniper’s 22,548,109 Common Units in the Company’s partnership subsidiary are entitled to share in any distribution or dividend on the same basis as the Common Stock, they have a one-to-one economic equivalency to 22,548,109 shares of Common Stock in the Company. Further, the Preferred Stock is entitled to vote with the Common Stock on a 1 for 100 basis.

On March 15, 2021, the closing price of a Share, as reported on the Nasdaq Global Select Market, was $17.36.
We currently anticipate that the Shares available for future awards under the Incentive Plan will not be sufficient to cover equity incentives to current and prospective officers, employees and non-employee directors of the Company and its subsidiaries beginning in 2022. Our Board and the C&B Committee view equity as a key component in the Company’s ability to attract, retain, and motivate key personnel and a key factor in aligning both directors’ and employees’ interests with those of our shareholders. Accordingly, our Board encourages you to vote “FOR” this Proposal No. 4.
The potential dilution from the 3,000,000 additional Shares to be authorized for issuance under the Amended Plan, for which shareholder approval is being requested, is approximately 7.9% of the Company’s outstanding Common Stock as of March 15, 2021 assuming the redemption of 22,548,109 Common Units and 225,481.09 shares of Preferred Stock for Common Stock. If the Incentive Plan Amendment is approved, the Company's total potential dilution, if all shares were issued under outstanding equity incentive plans, would increase from 3.7% to 11.6%, assuming the redemption of 22,548,109 Common Units and 225,481.09 shares of Preferred Stock for Common Stock. The Company’s equity plan share usage rate over 2018, 2019 and 2020 represented a three-year average usage rate of 0.95% of our Common Stock outstanding as of the end of each year, which was below the average equity plan share usage rate of our peer group.
When considering the number of Shares to request under the Incentive Plan Amendment, the C&B Committee reviewed and considered these factors, among other things, as well as our projected future Share usage. The C&B Committee is committed to effectively managing the number of Shares reserved for issuance under the Incentive Plan while minimizing shareholder dilution.
Best Practices in the Incentive Plan
We believe that the provisions of the Incentive Plan reflect the Company’s continued commitment to strong corporate governance practices in the interest of its shareholders in the following ways:
•
the Incentive Plan prohibits, other than in connection with a change in the Company’s capitalization or certain other corporate transactions, lowering the exercise price of a stock option after it is granted; cancelling a stock option that is out-of-the-money in exchange for cash or another award; cancelling a stock option in exchange for another stock option with a lower exercise price; or taking any other action with respect to a stock option that would be treated as a repricing;

•	the Incentive Plan prohibits issuing stock options with an exercise price below the fair market value of a Share on the date of grant;
•	the Incentive Plan prohibits the payment or accrual of dividends in respect of stock options;
•	the Incentive Plan prohibits the payment of dividends or dividend equivalent rights on any unvested award;
•
the Incentive Plan imposes a minimum vesting period of one year on all award types, which is applicable to 95% of the Shares covered by awards under the Incentive Plan, with accelerated vesting only permitted for such awards in the event of a participant’s death or disability or a change in control; and

•
the Incentive Plan limits the aggregate dollar value of equity-based awards (based on the grant date value) and cash compensation, whether granted under the Incentive Plan or otherwise, during any calendar year to any non-employee director to no more than $300,000, or $500,000 during any calendar year in which a director first joins the Board or serves as Chairman of the Board.

Plan Summary
The following summary of the material terms of the Incentive Plan is qualified in its entirety by reference to the full text of the Amended Plan, which is set forth in Annex A to this Proxy Statement.
Purpose
The purpose of the Incentive Plan is to further align the interests of participants with those of the shareholders by providing incentive compensation opportunities tied to the performance of the Shares by promoting increased ownership of Shares by such individuals. The Incentive Plan is also intended to advance the interests of the Company and its shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.
Administration
The Incentive Plan is administered by the C&B Committee (referred to as the “Committee” in this proposal). The Committee may delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of awards granted under the Incentive Plan, subject to the requirements of applicable law and such other limitations as the Committee determines. The Committee may also delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Incentive Plan.

Subject to limitations otherwise set forth in the Incentive Plan, the Committee has the authority to do all things that it determines to be necessary or appropriate in connection with the administration of the Incentive Plan, including, among other things, the following:
•
to determine the eligible persons to whom, and the time or times at which, awards may be granted, the number and type of Shares or units subject to each award, the purchase price of an award (if any), the time or times at which an award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an award, the duration of the award, and all other terms of the award;

•
to provide for the extension of the exercisability of an award, accelerate the vesting or exercisability of an award, eliminate or make less restrictive any restrictions contained in an award, waive any restriction or other provision of the Incentive Plan or an award or otherwise amend or modify an award in any manner that is, in either case, not materially adverse to the participant to whom such award was granted, consented to by such participant or permitted in connection with a change in the Company’s capitalization or certain other corporate transactions (in each case, subject to the Incentive Plan’s minimum vesting provisions);

•	to interpret the Incentive Plan, to make all factual determinations under the Incentive Plan, and to make all other determinations necessary or advisable for Plan administration; and
•	to prescribe, amend, and rescind rules and regulations relating to the Incentive Plan.
All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties.
There are certain limitations applicable to the powers and authority of the Committee, which include the following:
•
the Incentive Plan requires a minimum vesting period of one year on all award types that is applicable to 95% of the Shares covered by awards under the Incentive Plan with accelerated vesting only permitted for such awards in the event of a participant’s death or disability or a change in control;

•
the Incentive Plan prohibits, other than in connection with a change in the Company’s capitalization or certain other corporate transactions, lowering the exercise price of a stock option after it is granted; cancelling a stock option that is out-of-the-money in exchange for cash or another award; cancelling a stock option in exchange for another stock option with a lower exercise price; or taking any other action with respect to a stock option that would be treated as a repricing; and

•
the Incentive Plan limits the aggregate dollar value of equity-based awards (based on the grant date value) and cash compensation, whether granted under the Incentive Plan or otherwise, during any calendar year to any non-employee director, for services as a director, to no more than $300,000, or $500,000 during any calendar year in which a director first joins the Board or serves as Chairman of the Board.

Eligibility
Awards may be granted to any person who is an employee, director or consultant of the Company or any of its subsidiaries. As of March 15, 2021, there were approximately 96 individuals that would be eligible to participate in the Incentive Plan, including our 3 executive officers and 8 non-employee directors; however, our 5 non-employee directors affiliated with Juniper are not currently expected to receive any awards under the plan. The number of eligible participants may increase over time if we experience growth.
Shares Subject to the Incentive Plan
If the Incentive Plan Amendment is approved by the shareholders at the Annual Meeting, subject to adjustment for certain changes in the Company’s capitalization, the aggregate number of Shares issuable under the Amended Plan will be 3,675,000 plus any Shares subject to outstanding awards under the Prior Plan that are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash. The aggregate number of Shares that may be issued pursuant to the exercise of incentive stock options granted under the Incentive Plan may not exceed 3,675,000.
Any Shares covered by an award granted under the Incentive Plan will not be counted against the limits set forth above unless and until such Shares are actually issued and delivered to a participant and, therefore, the total number of Shares available under the Incentive Plan as of a given date will not be reduced by Shares relating to previously granted awards that (in whole or in part) have expired or have been forfeited or cancelled, or which have been settled in cash. Shares purchased by participants for fair market value and Shares not issued or delivered as a result of the net settlement of or payment of withholding taxes on an award, other than a stock option, will again be made available for delivery to participants under the Incentive Plan and not be counted against the Incentive Plan’s share pool. However, the following Shares will not be made available for issuance to participants under the Incentive Plan and will be counted against the limits set forth above: (a) Shares not issued or delivered as a result of the net settlement of an outstanding stock option, (b) Shares used to pay the exercise price or withholding taxes related to a stock option, and (c) Shares repurchased by the Company using proceeds realized by the Company in connection with a participant’s exercise of a stock option.
Types of Awards
The Incentive Plan provides for grants of stock options, restricted stock and restricted stock units, any of which may be performance-based, whether granted singly or in combination, pursuant to which Shares, cash or a combination thereof may be delivered to the participant.
Options. A stock option is the right to purchase shares at a future date at a specified exercise price. The Committee may grant both nonqualified stock options and incentive stock options under the Incentive Plan, although incentive stock options may only be granted to employees of the Company or any of its subsidiaries. The per share exercise price will be determined by the Committee, but must be at least equal to the fair market value of the underlying Shares on the date of grant. The Committee determines the date after which options may be exercised in whole or in part and the expiration date of each option, which cannot be more than ten years from the date of grant.
Payment of the exercise price can be made in one or more of the following forms of payment at the election of the Participant: (a) in cash or by cash equivalent acceptable to the Committee, (b) to the extent permitted by the Committee in its discretion, in Shares, valued at the fair market value of such Shares on the date of exercise, (c) to the extent permitted by the Committee in its discretion, by reduction in the number of Shares otherwise deliverable upon exercise of such stock option with a fair market value equal to the aggregate exercise price of such stock option at the time of exercise, (d) by a combination of the foregoing methods, or (e) by such other method as may be approved by the Committee or set forth in the award agreement
Participants will not have any voting rights and will not have rights to receive dividends or dividend equivalents in respect of a stock option or any Shares subject to a stock option until the participant becomes the holder of record of such Shares.
Restricted Stock and Restricted Stock Units. A restricted stock award involves an immediate transfer of ownership of a fixed number of Shares to the participant, although the Shares are subject to a risk of forfeiture or to other conditions or restrictions during specified periods of time, which may include continued service of the participant, on the attainment of specified performance goals or on such other terms and conditions as approved by the Committee in its discretion. The vesting of a restricted stock award may be accelerated by, and may be dependent upon, in whole or in part, the occurrence of a change in control. The participant will be entitled to the right to vote the Shares and receive all dividends in respect of Shares and other distributions paid or made with respect thereto. However, any dividends or distributions declared or paid with respect to such restricted stock award prior to the vesting of such award will be (a) accrued or (b) reinvested in additional Shares (which may thereafter accrue additional dividends). Any such reinvestment will be at the fair market value at the time thereof and subject to the same terms as the underlying award. Accrued dividends shall be paid as soon as practicable following vesting of the restricted stock award and may be settled in cash or Shares, or a combination thereof, in a single payment or in installments.
A restricted stock unit is an award denominated in units of Shares that is subject to such terms and conditions as the Committee deems appropriate. For each restricted stock unit, a participant will be entitled to receive (assuming all terms and conditions are met) either Shares or a cash amount calculated with reference to the value of a Share. Participants will have no voting rights with respect to Shares underlying restricted stock units unless and until such Shares are reflected as issued and outstanding Shares on the Company’s stock ledger.
Dividend equivalents may be credited in respect of Shares covered by a restricted stock unit award, as determined by the Committee and contained in the applicable award agreement. At the sole discretion of the Committee, such dividend equivalents may be converted into additional Shares covered by the restricted stock unit award in such manner as determined by the Committee. Any such dividend equivalents (including but not limited to any additional Shares covered by the restricted stock unit award credited by reason of such dividend equivalents) will be subject to all of the same terms and conditions of the underlying award agreement to which they relate, including, without limitation, with respect to the vesting and settlement thereof.
No dividends or dividend equivalents will be paid on any unvested awards under the Incentive Plan.
Transferability Restrictions
Except as provided below, awards under the Incentive Plan may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and awards may be exercised during the life of the participant only by the participant or the participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a participant may assign or transfer an award to (a) the participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (b) to a trust for the benefit of one or more of the participant or the persons referred to in clause (a), (c) to a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (a) are the only partners, members or shareholders, (d) for charitable donations or (e) pursuant to a domestic relations order entered or approved by a court of competent jurisdiction. Any such persons will be bound by and subject to all of the terms and conditions of the Incentive Plan and the award agreement relating to the transferred award and will execute an agreement satisfactory to the Company evidencing such obligations. Such participant will remain bound by the terms and conditions of the Incentive Plan. No award can be transferrable by a Participant in exchange for value.
An incentive stock option will by its terms be nontransferable other than by will or by the laws of descent and distribution, and will be exercisable during the lifetime of a participant only by such participant.
Recoupment
The Committee may provide that any award, including any Shares subject to an award, will be subject to any recovery, recoupment, clawback and/or other forfeiture policy set forth in an award agreement or otherwise maintained by the Company from time to time.
Change in Capitalization
If there occurs any change with respect to the outstanding Shares by reason of any recapitalization, reclassification, stock dividend, extraordinary cash or stock dividend, stock split, reverse stock split, or other distribution or payment with respect to the Shares or any merger, reorganization, consolidation, combination, spin-off, or other similar corporate change, or any other change affecting the common stock of the Company, then the Committee will, in the manner and to the extent it considers in good faith to be equitable to the participants and consistent with the terms of the Incentive Plan, cause an adjustment to be made to (a) the number and kind of Shares or units subject to awards under the Incentive Plan, (b) the number and kind of Shares or other rights (including, without limitation, cancellation of the awards in exchange for a cash payment or awarding cash payments to holders of such awards) subject to then outstanding awards, (c) the exercise price or base price for each Share or other right subject to then outstanding awards, and (d) any other terms of an award that are affected by the event or change.
Amendment or Termination of the Incentive Plan
Awards may not be granted under the Incentive Plan on or after June 17, 2029; however, awards outstanding on such date will remain subject to the terms of the Incentive Plan and any applicable award agreement. Our Board may from time to time and in any respect, amend, modify, suspend or earlier terminate the Incentive Plan or any award or award agreement hereunder. No amendment, modification, suspension or termination will materially and adversely affect any award theretofore granted without the consent of the participant or the permitted transferee of the award.
U.S. Federal Income Tax Consequences
The following is a summary of the U.S. federal income tax consequences to the Company and to recipients of awards under the Incentive Plan. The summary is based on the United States Internal Revenue Code (the “Code”) and the U.S. Treasury regulations promulgated under the Code in effect as of the date of this Proxy Statement, all of which are subject to change, including with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to recipients of awards under the Incentive Plan. The laws governing the tax aspects of these awards are highly technical, and such laws are subject to change. Different tax rules may apply to specific participants and transactions under the Incentive Plan, particularly in jurisdictions outside the United States.
Nonqualified Stock Options
The recipient will not have any income at the time a nonqualified stock option is granted nor will the Company be entitled to a deduction at that time. When a nonqualified option is exercised, the optionee generally will recognize ordinary income (whether the option price is paid in cash or by delivery or surrender of Shares), in an amount equal to the excess of the fair market value of the Shares to which the option exercise pertains over the option exercise price.
Incentive Stock Options (“ISOs”)
A recipient will not have any income at the time an ISO is granted or have regular taxable income at the time the ISO is exercised. However, the excess of the fair market value of the Shares at the time of exercise over the option exercise price will be a preference item that could create an alternative minimum tax liability for the optionee. Such alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay such tax. If the optionee disposes of the Shares acquired on exercise of an ISO after the later of two years following the grant of the ISO and one year after exercise of the ISO, the gain recognized by the optionee (i.e., the excess of the proceeds received over the option exercise price), if any, will be long-term capital gain eligible for favorable tax rates under the Code. Conversely, if the optionee disposes of the Shares within two years following the grant of the ISO or within one year following exercise of the ISO, the disposition will generally be a “disqualifying disposition,” and the optionee will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option exercise price and (ii) the excess of the amount received for the Shares over the option exercise price. The balance of the gain or loss, if any, will be long-term or short-term capital gain, depending on how long the Shares are held. The Company is not entitled to a deduction as the result of the grant or exercise of an ISO. However, if the optionee recognizes ordinary income as a result of a disqualifying disposition, the Company will generally be entitled to a corresponding deduction equal to the amount of ordinary income recognized by the optionee.
Restricted Stock
A participant will not generally recognize income upon the grant of restricted stock. If the participant makes an election under Section 83(b) Code within 30 days after receiving the Shares of restricted stock, however, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such Shares (determined without regard to the restrictions imposed by the Incentive Plan) at the time of transfer over any amount paid by the participant therefor. Then, upon the sale of such stock, the difference between the fair market value at the time of transfer and the net proceeds of sale will generally be taxed as capital gain or loss (long-term or short-term, depending on the holding period). If a participant makes a Section 83(b) election with respect to Shares that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) election, the participant will recognize ordinary income in the year or years in which the award of restricted stock vests and the restrictions imposed by the Incentive Plan on the award terminate, in an amount equal to the excess, if any, of the fair market value of such Shares on the date the restrictions expire or are removed over any amount paid by the participant. If a Section 83(b) election has not been made, any dividends received with respect to Shares subject to restrictions will be treated as additional compensation income and not as dividend income.
Restricted Stock Units
A participant generally will not recognize income upon the grant of an award of restricted stock units. Unless the participant has made a deferral election that satisfies the requirements of Code Section 409A, the participant will recognize ordinary income in the year or years in which the restricted stock units vest and the restrictions imposed by the Incentive Plan on the award terminate, in an amount equal to the excess, if any, of the fair market value of the Shares on the date the restrictions expire or are removed over any amount paid by the participant for such Shares. If a valid deferral election has been made, the participant will recognize ordinary income in the year the restricted stock unit is paid to him or her, in an amount equal to the excess, if any, of the fair market value of the Shares on the date of payment over the amount paid by the participant for such Shares.

Withholding Taxes
Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards granted under the Incentive Plan. The Committee may permit a participant to pay withholding taxes through the mandatory or elective sale of Shares, by electing to have the Company withhold a portion of the Shares that would otherwise be issued upon exercise of an award or by tendering Shares already owned by the participant.
General Matters
The Company will generally be entitled to a tax deduction corresponding in amount and time to the participant’s recognition of ordinary income in the circumstances described above. Section 162(m) of the Code generally limits the federal income tax deduction for compensation paid to “covered employees” (in general, the CEO, the CFO, and the three other most highly-compensated executive officers for the year at issue and any person who was part of that group for any other year beginning after December 31, 2016) to $1,000,000. Thus, certain compensation attributable to awards may be nondeductible to the Company due to the application of Section 162(m) of the Code. In addition, in connection with a change in control of the Company, and depending upon the terms and conditions of awards granted under the Incentive Plan and upon the individual circumstances of the participants, certain amounts with respect to awards granted under the Incentive Plan may constitute “excess parachute payments” under the “golden parachute” provisions of Section 280G the Code. Under these provisions, a participant will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment. Section 409A of the Code likewise imposes a 20% tax on deferred compensation that fails to satisfy applicable requirements. The Company generally intends that awards granted under the Incentive Plan comply with, or are otherwise exempt from, Section 409A of the Code, but cannot guarantee such treatment and will have no liability to a participant or any other party if an award is not so compliant or exempt.
New Plan Benefits
The benefits that will be awarded or paid in the future under the Incentive Plan are not currently determinable. Such awards are within the discretion of the Committee, and the Committee has not determined future awards or who might receive them. Information about awards granted in fiscal 2020 under the Incentive Plan to the Company’s named executive officers can be found in the table under the heading “Grants of Plan-Based Awards” on page 42 of this Proxy Statement.
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth certain information as of December 31, 2020, regarding the restricted stock units and securities issued and to be issued under our equity compensation plans.
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by shareholders(1)	493,822(2)	n/a(3)	722,339
Equity compensation plans not approved by shareholders(4)	172,500(2)	n/a(3)	n/a
(1)
In July of 2019, our shareholders approved the Incentive Plan which included an aggregate share reserve of 675,000 shares of Common Stock plus (a) any shares remaining available for grant under the Prior Plan as of such time and (b) any shares subject to outstanding awards under the Prior Plan as of such time that are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash.

(2)
This amount consists of outstanding time- and performance-based restricted stock units and includes the maximum number of shares that may be issued upon settlement of outstanding performance-based restricted stock units.

(3)	Restricted stock units do not have an exercise price and thus are not reflected here. We have no outstanding stock options.
(4)
As a material inducement to Darrin J. Henke agreeing to join the Company and in accordance with Nasdaq Listing Rule 5635(c)(4), effective as of August 17, 2020, each of the Committee and the Board approved the issuance to Mr. Henke of an initial inducement equity compensation award in the form of 115,000 restricted stock units in the Company; with 50% of such award to be in performance-based restricted stock units with a 2021-2023 performance period and 50% in time-based restricted stock units vesting over three years from his date of hire. These inducement grants were made outside of the Incentive Plan, but on terms and conditions substantially similar to those contained in the Incentive Plan, as described in this Proposal 4, and time- and performance-based restricted stock units granted thereunder.

Securities Registration
We intend to register the additional 3,000,000 available for issuance under the Incentive Plan Amendment under a Registration Statement on Form S-8 to be filed with the SEC following approval of the Incentive Plan Amendment by our shareholders.
Board Recommendation
The Board recommends that our shareholders vote FOR the approval of the amendment to the Penn Virginia Corporation 2019 Management Incentive Plan.

PROPOSAL NO. 5
AMENDMENT TO THE ARTICLES TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
Background
The Board has approved, recommended that shareholders approve and submitted for shareholder approval, a proposal to amend the Articles to increase the number of authorized shares of Common Stock from 45,000,000 to 110,000,000 (the “Common Stock Amendment”).
As of March 15, 2021, the Company had 45,000,000 authorized shares of Common Stock, with 15,266,598 shares of Common Stock outstanding, an additional 582,909 shares of Common Stock reserved for issuance for outstanding equity awards, 812,176 shares of common stock reserved for issuance for future equity awards, and 22,548,109 shares of common stock reserved for issuance upon redemption of the Preferred Stock and Common Units in exchange for Common Stock. After giving effect to the approval and adoption of the Common Stock Amendment and the approval and adoption of the Incentive Plan Amendment to increase the number of shares authorized under the Plan, the Company will have 110,000,000 authorized shares of Common Stock, with 15,266,598 shares of Common Stock outstanding, an additional 582,909 shares of Common Stock reserved for issuance for outstanding equity awards, 3,812,176 shares of common stock reserved for issuance for future equity awards, and 22,548,109 shares of Common Stock reserved for issuance upon redemption of the Preferred Stock and Common Units in exchange for Common Stock. As a result, the Company will have 67,790,208 shares of Common Stock authorized and unissued and available for capital raising, acquisitions or other strategic purposes, should they arise and be deemed advisable.
The Board believes it is in the best interest of the Company to increase the number of authorized shares of Common Stock in order to give the Company greater flexibility in considering and planning for future corporate needs, including, but not limited to, financings, potential strategic transactions, including mergers, acquisitions and business combinations, grants under equity compensation plans, stock dividends, and stock splits, as well as other general corporate purposes. The Board believes that additional authorized shares of Common Stock will enable the Company to take timely advantage of market conditions and favorable financing and acquisition opportunities that become available to the Company without the delay and expense associated with convening a special meeting of the Company’s shareholders.
Except in connection with the issuance of shares of Common Stock in connection with the redemption of outstanding Common Units and Preferred Stock for Common Stock, the Company has no current plan, commitment, arrangement, understanding or agreement regarding the issuance of the additional shares of Common Stock that will result from the Company’s adoption of the proposed Common Stock Amendment. Except as otherwise required by law or by Nasdaq rule or regulation, the newly authorized shares of Common Stock will be available for issuance at the discretion of the Board (without further action by the shareholders) for various future corporate needs, including those outlined above. While adoption of the proposed amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of the Company’s existing shareholders, any future issuance of additional authorized shares of the Company’s Common Stock may, among other things, dilute the earnings per share of the Common Stock and the equity and voting rights of those holding Common Stock or Preferred Stock at the time the additional shares are issued. Such dilution could also cause prevailing market prices for our common stock to decline.
The Board has not proposed the increase in the number of authorized shares with the intention of discouraging tender offers or takeover attempts of the Company. Rather, the proposed Common Stock Amendment has been prompted by business and financial considerations, as set out above, and it is the intended purpose of the Common Stock Amendment to provide greater flexibility to the Board in considering and planning for our potential future corporate needs. The availability of additional authorized shares for issuance may, however, have anti-takeover effects in that it may discourage a merger, tender offer, proxy contest or other attempt to obtain control of the Company. In this regard, if the Company was to become concerned that it may be a potential target of an unsolicited acquisition attempt, it could try to impede the acquisition by issuing additional shares of common stock or rights or other equity interests related thereto, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to the bidder of the acquisition. We do not currently have a shareholder rights plan (commonly referred to as a “poison pill”) in place, nor does the Board currently have any plans to adopt any such plan or similar anti-takeover measures. The Board is not currently aware of any attempt or plan to acquire control of the Company.

Any newly authorized shares of the Company’s Common Stock will be identical to the shares of Common Stock now authorized and outstanding. The proposed amendment will not affect the rights of current holders of the Company’s Common Stock, none of whom have preemptive or similar rights to acquire the newly authorized shares, except for effects incidental to increasing the number of shares of the Company’s Common Stock outstanding. The proposed Common Stock Amendment will not affect the number of shares of Preferred Stock authorized.
If the Common Stock Amendment is approved, we will amend and restate the Articles to incorporate the Common Stock Amendment and file Articles of Restatement with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) as soon as practicable after the approval. The Common Stock Amendment will become effective upon the issuance of a certificate of restatement by the SCC. If the shareholders fail to approve the Common Stock Amendment, we will not amend and restate the Articles to include the Common Stock Amendment.
This description of the proposed Common Stock Amendment is a summary, and is qualified by and subject to the full text of such proposed Common Stock Amendment, which is attached to this Proxy Statement as Annex B. Proposed additions are underlined, and proposed deletions are stricken through.
Board Recommendation
The Board recommends that our shareholders vote FOR the proposed Common Stock Amendment.

PROPOSAL NO. 6
AMENDMENT TO THE ARTICLES TO REMOVE INOPERATIVE PROVISIONS
Background
The Board has approved, recommended that shareholders approve and submitted to shareholders for their approval, a proposal to amend the Articles to remove certain inoperative provisions (the “Inoperative Provisions Amendment”), as described in further detail below.
Certain provisions of the Articles were adopted in connection with the Company’s emergence from bankruptcy in September 2016 and have since become inoperative. Specifically, the drag-along rights in Section 4.7 and the tag-along rights in Section 4.8 terminated in accordance with their terms when we became listed on a national securities exchange in December 2016.
If the Inoperative Provisions Amendment is approved, we will amend and restate the Articles to incorporate the Inoperative Provisions Amendment and file Articles of Restatement with the SCC as soon as practicable after the approval. The Inoperative Provisions Amendment will become effective upon the issuance of a certificate of restatement by the SCC. If the shareholders fail to approve the Inoperative Provisions Amendment, we will not amend and restate the Articles to include the Inoperative Provisions Amendment.
This description of the proposed Inoperative Provisions Amendment is a summary, and is qualified by and subject to the full text of such proposed Inoperative Provisions Amendment, which is attached to this Proxy Statement as Annex C. Proposed deletions are stricken through, and deleted text is replaced with “[Reserved]”.
Board Recommendation
The Board recommends that our shareholders vote FOR the proposed Inoperative Provisions Amendment.

PROPOSAL NO. 7
AMENDMENT TO THE ARTICLES TO LOWER THE SHARE OWNERSHIP THRESHOLD FOR SHAREHOLDER ACTION BY WRITTEN CONSENT
Background
The Board has approved, recommended that shareholders approve and submitted for shareholder approval, a proposal to amend the Articles to lower the share ownership threshold required for shareholders to act by written consent from (i) all the holders of outstanding stock of the Company entitled to vote to (ii) the holders of not less than the minimum number of outstanding shares of each voting group entitled to vote on the action that would be required to take the action at a shareholders’ meeting at which all shares of each voting group entitled to vote on the action were present (the “Written Consent Amendment”).
Section 4.9 of the Articles provides that any action required or permitted to be taken at any annual or special meeting of shareholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all the holders of outstanding stock of the Company entitled to vote thereon. As permitted by the Virginia Stock Corporation Act, the Board has determined that it would be in the best interests of the Company in keeping with current best practices for corporate governance and to reduce the share ownership threshold required for shareholders to act by written consent. The Written Consent Amendment would allow the shareholders to act by written consent without having to obtain unanimous shareholder approval, which is a near impossible threshold to meet in a public company.
Although we are seeking approval of this amendment for the reasons cited above, the Written Consent Amendment could have the effect of disenfranchising minority shareholders so long as Juniper beneficially owns a majority of our issued and outstanding voting power because Juniper may act by written consent and other shareholders may not be provided with the opportunity to vote on such matters.
If the Written Consent Amendment is approved, we will amend and restate the Articles to incorporate the Written Consent Amendment and file Articles of Restatement with the SCC as soon as practicable after the approval. The Written Consent Amendment will become effective upon the issuance of a certificate of restatement by the SCC. If the shareholders fail to approve the Written Consent Amendment, we will not amend and restate the Articles to include the Written Consent Amendment.
This description of the proposed Written Consent Amendment is a summary, and is qualified by and subject to the full text of such proposed Written Consent Amendment, which is attached to this Proxy Statement as Annex D. Proposed additions are underlined, and proposed deletions are stricken through.
Board Recommendation
The Board recommends that our shareholders vote FOR the proposed Written Consent Amendment.

PROPOSAL NO. 8
AMENDMENT TO THE ARTICLES REGARDING THE APPROVAL THRESHOLD FOR MERGER TRANSACTIONS
Background
The Board has approved, recommended that shareholders approve and submitted for shareholder approval, a proposal to amend the Articles to reduce the share ownership required for shareholders to approve a plan of merger or share exchange from (i) more than two-thirds of all the votes entitled to be cast by that voting group to (ii) a majority of all the votes cast by each voting group entitled to vote on the plan of merger or share exchange at a meeting at which a quorum of the voting group exists (the “Merger Amendment”).
The Virginia Stock Corporation Act provides that, unless otherwise stated in the Articles, approval of a plan of merger or share exchange requires the approval of each voting group entitled to vote on the plan by more than two-thirds of all the votes entitled to be cast by that voting group. The Articles do not currently provide for a lesser vote requirement. The Board has determined that it would be in the best interests of the Company in keeping with current best practices for corporate governance and to reduce the share ownership required to approve mergers and share exchange transactions in order to allow the shareholders to approve such transactions without having to obtain a supermajority shareholder vote. The Company has no current plan, commitment, arrangement, understanding or agreement regarding any plan of merger or share exchange.
Although we are seeking approval of this amendment for the reasons cited above, so long as Juniper beneficially owns a majority of our issued and outstanding voting power, if the Merger Amendment is approved and implemented, Juniper will be able to determine the outcome of any plan of merger or share exchange subject to shareholder approval.
If the Merger Amendment is approved, we will amend and restate the Articles to incorporate the Merger Amendment and file Articles of Restatement with the SCC as soon as practicable after the approval. The Merger Amendment will become effective upon the issuance of a certificate of restatement by the SCC. If the shareholders fail to approve the Merger Amendment, we will not amend and restate the Articles to include the Merger Amendment.
This description of the proposed Merger Amendment is a summary, and is qualified by and subject to the full text of such proposed Merger Amendment, which is attached to this Proxy Statement as Annex E. Proposed additions are underlined, and proposed deletions are stricken through.
Board Recommendation
The Board recommends that our shareholders vote FOR the proposed Merger Amendment.

PROPOSAL NO. 9
AMENDMENT TO THE FORUM SELECTION PROVISIONS OF THE ARTICLES TO ADDRESS COMPLAINTS UNDER THE SECURITIES ACT OF 1933
Background
The Board has approved, recommended that shareholders approve and submitted for shareholder approval, a proposal to provide that the federal district courts for the United States of America is the sole and exclusive forum for causes of action arising under the Securities Act of 1933, as amended (the “Forum Amendment”).
Currently, Article XI of the Articles provides that, to the fullest extent required by law, the United States District Court for the Eastern District of Virginia, (or, if United States District Court for the Eastern District of Virginia lacks subject matter jurisdiction, another state or federal court located within the Commonwealth of Virginia) is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Virginia Stock Corporation Act or (iv) any action asserting a claim governed by the internal affairs doctrine. The Forum Amendment would amend the Articles to add an exclusive forum selection provision with respect to Securities Act actions.
The Virginia Stock Corporation Act specifically authorizes Virginia corporations to adopt exclusive forum provisions in their articles of incorporation or bylaws. The Board believes that the Company and its shareholders benefit from having disputes litigated in Virginia, where the Company is incorporated and whose laws govern such disputes. A forum selection provision is intended to provide a streamlined, efficient and organized process for resolution of such disputes, and addresses plaintiff forum shopping and the related practice of filing parallel lawsuits in multiple jurisdictions. However, a forum selection provision may have the effect of limiting a plaintiff’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or employees, which may discourage lawsuits against us and our directors, officers and employees. While our forum selection provision already address certain claims as summarized above, for disputes arising under the Securities Act of 1933, as amended, our Board believes that our Company and our shareholders will benefit from having such disputes resolved by the federal district courts of the United States. The inclusion of a United States federal district courts forum selection provision will allow for the consolidation of multi-jurisdiction litigation arising under the Securities Act of 1933, as amended, the avoidance of state court forum shopping by prospective plaintiffs and will provide efficiencies in managing the procedural aspects of such litigation.
Although we are seeking approval of this amendment for the reasons cited above, if the Forum Amendment is approved and implemented, it could discourage claims or limit investors’ ability to bring a claim in a judicial forum that they find favorable. It is also possible that a court could find our Forum Amendment provision to be inapplicable or unenforceable.
If the Forum Amendment is approved, we will amend and restate the Articles to incorporate the Forum Amendment and file Articles of Restatement with the SCC as soon as practicable after the approval. The Forum Amendment will become effective upon the issuance of a certificate of restatement by the SCC. If the shareholders fail to approve the Forum Amendment, we will not amend and restate the Articles to include the Forum Amendment.
This description of the proposed Forum Amendment is a summary, and is qualified by and subject to the full text of such proposed Forum Amendment, which is attached to this Proxy Statement as Annex F. Proposed additions are underlined.
Board Recommendation
The Board recommends that our shareholders vote FOR the proposed Forum Amendment.

CORPORATE GOVERNANCE
Role of the Board
Our business is managed under the direction of the Board. The Board has adopted Corporate Governance Principles describing its duties. A copy of our Corporate Governance Principles is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. The Board meets regularly to review significant developments affecting the Company and to act on matters requiring Board approval. The Board held 50 meetings in 2020. During 2020, each of our incumbent directors attended at least 75% of the aggregate of all meetings of the Board and committees of the Board on which he or she served during such director’s service. As set forth in our Corporate Governance Principals, directors are expected to attend our annual shareholder meetings. All seven of the directors serving on the Board at the time attended our 2020 Annual Meeting of Shareholders.
Director Independence
The Nominating and Governance Committee of the Board has determined that each of Messrs. Cumming Geiser, Gray, Holderness, Ogunyomi, Schmidt and Wojahn and Ms. Cepak is an “independent director” (and for the respective times of Board service during 2020, Jerry Schuyler, Brian Steck and V. Frank Pottow were “independent directors”) as defined by the Nasdaq listing standards and applicable SEC rules and regulations. We refer to those current directors as “Independent Directors.” The Board has determined that none of the Independent Directors has any direct or indirect material relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director of the Company. In making this determination, the Board took into account the affiliation of each of the Preferred Directors with Juniper and determined that this affiliation did not result in any relationship that interferes with the exercise of his independent judgment in carrying out the responsibilities of a director of the Company and therefore did not preclude a finding of independence. In 2020, the Board also took into account the affiliation of Mr. Steck with a shareholder of the Company and determined that this affiliation did not result in any relationship that interfered with the exercise of his independent judgment in carrying out the responsibilities of a director of the Company and therefore did not preclude a finding of independence for the period of time he served on the Board during 2020.
Controlled Company Status
Because Juniper controls a majority of our issued and outstanding voting power, we are a “controlled company” under the Nasdaq listing standards. As a result, we are not required to comply with certain corporate governance requirements, including the requirement to have a majority of the board of directors be independent directors and the requirement to have compensation and nominating committees that are composed entirely of independent directors. We have nevertheless opted to have a majority of our board of directors be independent and to have a compensation and nominating committee comprised of independent directors, as more fully described below.
Executive Sessions and Meetings of Independent Directors; Communications with the Board
Our Independent Directors meet in executive sessions without management during regularly scheduled Board meetings and may do so, if appropriate, during Board meetings which are scheduled on an as needed basis. Our Chairman of the Board presides over executive sessions. Shareholders and other interested parties may communicate with us, including the full Board and the Chairman of the Board or any other individual director, by contacting the Board, the Chairman or any other individual director in writing at c/o Corporate Secretary, Penn Virginia Corporation, 16285 Park Ten Place, Suite 500, Houston, Texas 77084. The Corporate Secretary of the Company reviews all such communications and forwards the communications to the Board, Chairman of the Board or any other individual director, as appropriate. All such communications should identify whether the author is a shareholder and clearly state whether the intended recipients are all members of the Board, the Chairman of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chairperson of the Audit Committee. Communications that pertain to non-financial matters will be forwarded promptly to the appropriate committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job related inquiries; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

Code of Business Conduct and Ethics
The Board has adopted a Code of Business Conduct and Ethics as its “code of ethics” as defined in Item 406 of Regulation S-K, which applies to all of our directors, officers, employees and consultants, including our Chief Executive Officer, or our “CEO,” Chief Financial Officer, or our “CFO,” principal accounting officer or controller or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available at the “Corporate Governance” section of our website, http://www.pennvirginia.com. We intend to disclose future amendments to the Code of Business Conduct and Ethics or waivers of its provisions granted to executive officers and directors on our website within four business days following the date of such amendment or waiver in accordance with applicable rules.
Policies and Procedures Regarding Transactions with Related Persons
Under our Corporate Governance Principles, all directors must recuse themselves from any decision affecting their personal, business or professional interests unless otherwise determined by the Board (excluding such director). We have adopted Related Person Transaction Policies and Procedures regarding the review, approval, ratification, or disapproval by our Audit Committee of transactions between us or any of our subsidiaries and any related person (defined in the policy to include our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our common stock, and any immediate family member of any of the foregoing persons) in which the amount involved since the beginning of our last completed fiscal year will or is expected to exceed $120,000 and in which one or more of such related persons has or will have a direct or indirect interest. In approving or rejecting any such transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Any member of the Audit Committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or vote on approval, ratification, or disapproval of the transaction. There have not been any transactions with a related person within the scope of Item 404(a) of Regulation S-K since January 1, 2020, other than the transactions described below.
Transactions with Juniper
As discussed elsewhere in this Proxy Statement, affiliates of Juniper own approximately 60% of the total voting power and economic interest in the Company and its subsidiaries through its ownership of the Preferred Stock and the Common Units. In connection with the closing of the Juniper Transaction on January 15, 2021, the Company and certain affiliates of Juniper entered into the Investor Rights Agreement, providing for certain rights and obligations with respect to the governance of the Company, including rights to nominate a number of members of the Board based on Juniper’s beneficial ownership of the Company, and certain registration rights with respect to the Common Stock issuable upon redemption of the Common Units. Pursuant to the Investor Rights Agreement, Juniper has also agreed to vote in favor of the nominees nominated by the Board at the Annual Meeting.
Affiliates of Juniper or their permitted transferee(s) generally have the right to exchange their Common Units and Preferred Stock, for shares of our Common Stock at an exchange ratio of one share of Common Stock for each Common Unit and 1/100th share of Preferred Stock exchanged (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or cash (pursuant to the cash option).
Board Leadership Structure and Risk Oversight
We currently have separate Chairman of the Board and CEO positions. We believe that this Board leadership structure has been and continues to be the best for us and our shareholders. As the oversight responsibility of directors continues to grow, we believe that it is most prudent to have an independent chairman whose primary service to us is Board leadership and a CEO who can focus all of his time on overseeing our management and day-to-day business.
The Board has eight Independent Directors. A number of our Independent Directors are currently serving or have served as directors or members of senior management of other public and private companies. We also have four board committees comprising solely of Independent Directors, each with a different Independent Director serving as chairman of the committee. See “—Committees of the Board.” We believe that having eight experienced Independent Directors and strong committees contributes to the leadership of the Board.
The Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the full Board. The Audit Committee and the full Board focus on and discuss with management the most significant risks facing us and our general risk management strategy, and also seek to ensure that risks undertaken by us are consistent with the Board’s view of risk. In addition to the formal processes, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into overall corporate strategy and day-to-day business operations.
Committees of the Board
The Board has a Nominating and Governance Committee, a Compensation and Benefits Committee, an Audit Committee and a Reserves Committee. Each of the Board’s committees acts under a written charter, which was adopted and approved by the Board. Copies of the committees’ charters are available at the “Corporate Governance” section of our website, http://www.pennvirginia.com.
Nominating and Governance Committee. Messrs. Geiser, Cumming, Gray and Wojahn are the members of the Nominating and Governance Committee and each is an Independent Director as defined by Nasdaq listing standards. Mr. Geiser is the chairman of the N&G Committee. Subject to the Investor Rights Agreement, the N&G Committee (i) seeks, identifies and evaluates individuals who are qualified to become members of the Board, (ii) recommends to the Board candidates to fill vacancies on the Board, as such vacancies occur and (iii) recommends to the Board the slate of nominees for election as directors by our shareholders at each Annual Meeting of Shareholders. The N&G Committee will consider nominees recommended by shareholders. Shareholder recommendations for director nominees will receive the same consideration by the N&G Committee that other nominations receive. For information about how to submit nominations for the Board’s consideration see “Shareholder Proposals and Nominations”. The N&G Committee recommends individuals as director nominees based on professional, business and industry experience, ability to contribute to oversight of our business and willingness to commit the time and effort required of a director. The N&G Committee may also consider whether and how a director candidate’s views, experience, skill, education or other attributes may contribute to the Board’s diversity. While the N&G Committee does not require that each individual director candidate contribute to the Board’s diversity, the N&G Committee in general strives to ensure that the Board, as a group, is comprised of individuals with diverse backgrounds and experience conducive to understanding and being able to contribute to all financial, operational, strategic and other aspects of our business. Furthermore, the N&G Committee seeks to include highly qualified women and individuals from minority groups in the pool from which Board nominees are selected. Director nominees must possess good judgment, strength of character, a reputation for integrity and personal and professional ethics and an ability to think independently while contributing to a group process. The N&G Committee also recommends to the Board the individual(s) to serve as Chairman of the Board. Additionally, the N&G Committee assists the Board in implementing our Corporate Governance Principles, oversees Board self-evaluation through an annual review of Board and committee performance, assists the Independent Directors in establishing succession policies in the event of an emergency or retirement of our CEO and oversees and makes recommendations to the Board regarding sustainability matters relevant to the Company’s business, including environmental, social and governance matters. The N&G Committee may obtain advice and assistance from outside director search firms as it deems necessary to carry out its duties. The N&G Committee met 9 times in 2020.
Compensation and Benefits Committee. Messrs. Schmidt, Geiser, and Cumming and Ms. Cepak are the members of the C&B Committee, and each is an Independent Director under applicable Nasdaq listing standards and SEC rules and regulations for compensation committee independence. Mr. Schmidt is the chairman of the C&B Committee. The C&B Committee is responsible for determining the compensation of our executive officers. The C&B Committee also periodically reviews and makes recommendations or decisions regarding our incentive compensation and equity-based plans, provides oversight with respect to our other employee benefit plans and reports its decisions and recommendations with respect to such plans to the Board. The C&B Committee also reviews and makes recommendations to the Board regarding our director compensation policy. The C&B Committee may obtain advice and assistance from outside compensation consultants and other advisors as it deems necessary to carry out its duties. The C&B Committee met 18 times in 2020.
Audit Committee. Messrs. Holderness and Wojahn and Ms. Cepak are the members of the Audit Committee, and each is an Independent Director under applicable Nasdaq listing standards and SEC rules and regulations for audit committee independence. Mr. Holderness is the chairman of the Audit Committee. Mr. Holderness and Ms. Cepak are each “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for the appointment, compensation, evaluation and termination of our independent registered public accounting firm, and oversees the work, internal quality-control procedures and independence of our independent registered public accounting firm. The Audit Committee discusses with management and our independent registered public accounting firm our annual audited and quarterly unaudited financial statements and recommends to the Board that our annual audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee also discusses with management earnings press releases, earnings presentations and any financial guidance provided to analysts. The Audit Committee appoints, replaces, dismisses and, after consulting with management, approves the compensation of our outside internal audit firm. The Audit Committee also provides oversight with respect to business risk matters, compliance with ethics policies and compliance with legal and regulatory requirements. The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing and other matters and the confidential anonymous submission by employees of concerns regarding questionable accounting, auditing and other matters. The Audit Committee may obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties. The Audit Committee met 5 times in 2020.
Reserves Committee. Ms. Cepak and Messrs. Wojahn, Ogunyomi and Schmidt are the members of the Reserves Committee, and each is an Independent Director under applicable Nasdaq listing standards. Ms. Cepak is the chairman of the Reserves Committee. Ms. Cepak has previous experience in oil and natural gas engineering and estimation of reserves pursuant to the Reserves Committee Charter. The Reserves Committee is responsible for the appointment, compensation, evaluation and termination of our independent engineering consultants, and oversees the review and evaluation of our reserves by the independent engineering consultants. The Reserves Committee advises the Board as to whether our public reserves disclosure is consistent with all applicable laws and regulations and periodically reviews our procedures for providing information to the independent qualified reserves consultant. The Reserves Committee, at least annually, meets with the independent engineering consultants to (a) review and consider their assessments of the Company’s oil and natural gas reserves; (b) determine whether any restrictions placed on their scope of activities or access to requested information affected their ability to report on reserves data without reservation; (c) review the reserve report and/or audit of the estimated amounts of the Company’s hydrocarbon reserves; and (d) review their work, findings and any significant disagreements with the Company’s management. The Reserves Committee met 4 times in 2020.
Compensation of Directors
The following table sets forth the aggregate compensation paid to our non-employee directors during 2020:
2020 Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Darin G. Holderness	188,500	14,317	202,817
V. Frank Pottow(2)	28,331	14,317	42,648
Jerry Schuyler(2)	29,190	14,317	43,507
Brian Steck(3)	—	—	—
Tiffany Thom Cepak	92,390	14,317	106,707
Jeffrey E. Wojahn	78,242	14,317	92,559
(1)
Value reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 based on the closing price of our Common Stock on the date of grant. As of December 31, 2020, each of our then serving non-employee directors held 5,150 unvested restricted stock units, all of which vested in connection with the closing of the Juniper transaction.

(2)	Messrs. Schuyler and Pottow did not stand for-election at the 2021 annual meeting and therefore, their board service terminated as of May 4, 2020.
(3)
Mr. Steck, who was appointed to our Board in April 2019, agreed to waive all compensation, including equity compensation, in exchange for his service on the Board and committees of the Board. Accordingly, he received no compensation for his service during 2020. Mr. Steck resigned from the Board in June 2020.

Our director compensation package provided for the following for 2020:
•	an annual cash retainer of $70,000 to each non-employee director, payable quarterly in arrears and pro-rated for any periods of partial service;
•
annual cash retainers of $18,500, $15,000, $12,500 and $12,500 for the Chairman of the Audit, C&B, N&G and Reserves Committees, respectively, payable quarterly in arrears and pro-rated for any periods of partial service; and

•	an additional annual cash retainer of $100,000 for the Chairman of the Board, payable quarterly in arrears and pro-rated for any periods of partial service.
Additionally, our director compensation policy generally provides for the annual grant of $120,000 in restricted stock units to each non-employee director. In March 2020, as a result of the Covid-19 pandemic and the resulting impact on our industry and share price, the Board approved reduced grants of 5,150 restricted stock units to each non-employee director, for a grant date value of $14,317 for each non-employee director. All such restricted stock units vested in connection with the closing of the Juniper Transaction.
As discussed above, effective January 15, 2021, as required under the Articles and Investor Rights Agreement, we expanded our Board to nine directors and Messrs. Edward Geiser, Kevin Cumming, Joshua Schmidt, Temitope Ogunyomi and Tim Gray were appointed to fill the resulting vacancies. The Preferred Directors have agreed to forego compensation in connection with their Board service.
Non-Employee Director Stock Ownership Guidelines
We maintain stock ownership guidelines, which require our non-employee directors to own shares of our Common Stock or restricted stock units having a value equal to four times the annual cash retainer payable by us for serving on the Board (excluding any chair premium). Our non-employee directors are not required to meet these ownership thresholds until the date that is five years from the later of (i) adoption of the guidelines (October 2016) or (ii) the commencement of such director’s service on the Board.

BENEFICIAL OWNERSHIP
Unless otherwise indicated below, the following table sets forth, as of March 15, 2021, the amount and percentage of our outstanding shares of Common Stock and Preferred Stock beneficially owned by (i) each person known by us to beneficially own more than 5% of our outstanding shares of Common Stock or Preferred Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Compensation—Summary Compensation Table” and (iv) all of our directors and executive officers as a group:
Name of Beneficial Owners(1)	Common Stock Beneficially Owned	Common Stock Percent of Class(2)	Preferred Stock Beneficially Owned	Preferred Stock Percent of Class(2)	Combined Voting #(3)	Combined Voting (%)(2)
5%+ Holders:
Juniper Capital Advisors, L.P.(4)	—	—	225,481.09	100%	22,548,109	59.6%
BlackRock, Inc(5)	2,364,012	15.5%	—	—	2,364,012	6.3%
The Vanguard Group(6)	1,189,469	7.8%	—	—	1,189,469	3.1%
Directors/Named Executive Officers
Edward Geiser(7)	—	—	225,481.09	100%	22,548,109	59.6%
Darin G. Holderness	13,493	*	—	—	13,493	*
Jeffrey E. Wojahn	6,344	*	—	—	6,344	*
Tiffany Thom Cepak	6,344	*	—	—	6,344	*
Kevin Cumming	—	—	—	—	—	—
Joshua Schmidt	—	—	—	—	—	—
Temitope Ogunyomi	—	—	—	—	—	—
Tim Gray	—	—	—	—	—	—
Darrin Henke	—	—	—	—	—	—
John A. Brooks(8)	36,414	*	—	—	36,414	*
Russell T Kelley, Jr.	13,432	*	—	—	13,432	*
Benjamin A. Mathis(9)	17,967	*	—	—	17,967	*
Directors and Executive Officers as a group (10 persons)	39,613	*	225,481.09	100%	22,587,722	59.7%
*	Represents less than 1%.
(1)	Unless otherwise indicated, all shares are owned directly by the named holder and such holder has the sole power to vote and dispose of such shares.
(2)	Based on 15,266,598 shares of our Common Stock and 225,481.09 shares of Preferred Stock issued and outstanding on March 15, 2021.
(3)
Reflects the combined voting power of the Preferred Stock and Common Stock. Each 1/100th of a share of Preferred Stock entitles the holder thereof to one vote on all matters submitted to a vote of the holders of Common Stock (subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions) and is redeemable or exchangeable for (together with one Common Unit) one share of Common Stock on or after July 14, 2021.

(4)
Based solely on a Schedule 13D filed with the SEC on January 25, 2021 Juniper Capital Advisors, L.P. has shared voting power with respect to 225,481.09 shares of Preferred Stock which are redeemable or exchangeable for 22,548,109 shares of Common Stock on or after July 14, 2021, subject to certain conditions. Each 1/100th of a share of Preferred Stock entitles the holder thereof to one vote on all matters submitted to a vote of the holders of Common Stock (subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions). Juniper Capital II GP, L.P. has shared dispositive power with respect to 540,525.20 shares of Preferred Stock which are redeemable or exchangeable for 5,405,252 shares of Common Stock on or after July 14, 2021, subject to certain conditions, including 4,959 shares of Preferred Stock (redeemable or exchangeable for 495,900 shares of Common Stock) placed in escrow for indemnification claims. Juniper Capital III GP, L.P. has shared dispositive power with respect to 171,428.57 shares of Preferred Stock which are redeemable or exchangeable for 17,142,857 shares of Common Stock on or after July 14, 2021, subject to certain conditions. The address of Juniper Capital Advisors, L.P., Juniper Capital II GP, L.P. and Juniper Capital III GP. L.P. is 2727 Allen Parkway, Suite 1850, Houston, Texas 77019.

(5)
Based solely on a Schedule 13G filed with the SEC on January 25, 2021 by BlackRock, Inc. Such filing indicates that, as of December 31, 2020, BlackRock, Inc. had sole voting power with respect to 2,348,882 shares of Common Stock and sole dispositive power with respect to 2,364,012 shares of Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(6)
Based solely on a Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group. Such filing indicates that, as of December 31, 2020, The Vanguard Group had sole dispositive power with respect to 1,177,033 shares of Common Stock, shared voting power with respect to 9,003 shares of Common Stock and shared dispositive power with respect to 12,436 shares of Common Stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(7)
Based solely on a Schedule 13D filed with the SEC on January 25, 2021, Mr. Geiser has shared voting and dispositive power over 225,481.09 shares of Preferred Stock which is redeemable or exchangeable for 22,548,109 shares of Common Stock on or after July 14, 2021, subject to certain conditions. Each 1/100th of a share of Preferred Stock entitles the holder thereof to one vote on all matters submitted to a vote of the holders of Common Stock (subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions).

(8)	Mr. Brooks retired from the Company effective August 31, 2020. Reported holdings are based on Company records as of such date.
(9)	Mr. Mathis separated from the Company effective January 4, 2021. Reported holdings are based on Company records as of such date.
As discussed elsewhere, the consummation of the Juniper Transaction on January 15, 2021 resulted in a change of control of the Company. Immediately following the consummation of the Juniper Transaction, our existing shareholders as of immediately prior to the consummation of the Juniper Transaction controlled approximately 40.4% of our issued and outstanding voting power, while Juniper controlled approximately 59.6% of our issued and outstanding voting power. As reflected above, Juniper controlled 59.6% of our issued and outstanding voting power, as of March 15, 2021. Juniper also has the right to designate a majority of the members of the Board.

EXECUTIVE COMPENSATION
Executive Officers
Set forth below is information regarding the age, positions and offices held with us and the business experience of each of our executive officers.
Age, Position with the Company and Business Experience	Officer of the Company Since
Darrin J. Henke (see above)	2020

Russell T Kelley, Jr., age 45	2019
Mr. Kelley has served as our Senior Vice President, Chief Financial Officer and Treasurer since November 13, 2019. Mr. Kelley previously served as Chief Financial Officer of Extraction Oil & Gas, Inc. from May 2014 through September 2019. Prior to joining Extraction Oil & Gas, Inc. Mr. Kelley ran the Oil & Gas practice of Moelis & Company, a global investment bank, where he was a partner and managing director covering upstream and integrated oil & gas companies. Prior to that, he worked at Goldman, Sachs & Co., where he was a Senior Vice President. In such roles, Mr. Kelley has executed over $70 billion of M&A/advisory assignments and has led capital market transactions raising over $15 billion for clients. He has been in the energy and financial sector since 1998, with experience in commodities trading, corporate development and investment banking. He holds an MBA from The Wharton School of the University of Pennsylvania, where he graduated as a Palmer Scholar, and a BA from Vanderbilt University.

Julia Gwaltney, age 49	2021
Ms. Gwaltney joined the Company as our Senior Vice President, Development in January 2021. Prior to joining Penn Virginia, Ms. Gwaltney was the Chief Operating Officer for Gary Permian, LLC, from November 2015 to January 2020, where she led the entry into the Delaware Basin and the development of the property. Previously, she was with Samson Resources as Vice President of Western Operations from April 2014 to November 2015, overseeing the Williston, Powder River, San Juan and Green River Basin assets. She was previously employed with Encana for 14 years, where she assumed increasing roles of responsibility with her last role as Vice President and General Manager of the Northern Operations. She started her career at Burlington Resources. Ms. Gwaltney received her B.S. from Colorado School of Mines and is a registered petroleum engineer.

Compensation Discussion and Analysis
In this Proxy Statement, our named executive officers, or “NEOs,” consist of the following persons:
•	Darrin J. Henke, our President and Chief Executive Officer effective as of August 17, 2020;
•	John A. Brooks, our former President and Chief Executive Officer;
•	Russell T Kelley, Jr., our Senior Vice President, Chief Financial Officer and Treasurer; and
•	Benjamin A. Mathis, our former Senior Vice President, Operations and Engineering.
Set forth below is a discussion and analysis of our compensation policies and practices for 2020 regarding our NEOs.
Recent Management Changes
CEO Transition. On August 17, 2020, Mr. Henke was appointed as President and Chief Executive Officer of the Company and as a director. On this same date, the Company entered into a separation agreement with Mr. Brooks pursuant to which Mr. Brooks retired as the Company’s President and Chief Executive Officer effective as of August 17, 2020. The separation agreement included a general release of claims by Mr. Brooks, and provided for the vesting of certain equity awards that he held as of his separation. Additionally, Mr. Brooks was paid a lump sum cash severance payment of $690,000 under the separation agreement in connection with his resignation. For more information, see “—Employment Contracts—Separation Agreements—Mr. Brooks.”

Mr. Mathis. On January 4, 2021, as part of an internal restructuring the Board eliminated the position of Senior Vice President, Operations & Engineering. As a result, Mr. Mathis departed the Company effective as of such date, and the functions of his position were distributed among the Company’s remaining management team members. In connection with his departure, the Company entered into a separation agreement with Mr. Mathis which included a general release of claims by Mr. Mathis, and provided for the vesting of certain equity awards that he held as of his separation as well as a lump sum cash severance payment of $181,500 in connection with his departure. For more information, see “—Employment Contracts—Separation Agreements—Mr. Mathis.”
Objectives of Our Compensation Program
Our compensation program is based on the following objectives:
•
Accountability—Executives should be held accountable for our annual performance and the achievement of our longer-term strategic goals as well as their own individual performance over both the short and long-term. We satisfy this objective by tying compensation to the achievement of financial, strategic and operational goals based on both short and long-term corporate performance measures. See “2020 Annual Incentive Cash Bonuses” and “Long-Term Equity Compensation” below.

•
Drive Desired Behaviors—Our compensation program, particularly regarding incentive compensation, should be designed to drive desired behaviors consistent with our values and to achieve stated goals. We satisfy this objective by setting performance metrics for us and our executives that we believe will drive these behaviors and help us achieve our goals.

•
Align Interests of Executives and Shareholders—Executive compensation should align the interests of our executives with those of our shareholders. We maintain executive stock ownership guidelines which require executives to hold a meaningful amount of Company stock and become effective five years after the later of (i) adoption of such guidelines (February 2017) or (ii) the date such executive becomes subject to such guidelines. Specifically, our CEO will be required to own equity in the Company equal to five times his base salary and each of our other executive officers will be required to own Company equity equal to three times his base salary. Additionally, our compensation program aligns pay to performance by making a substantial portion of total executive compensation variable, or “at-risk,” through an annual bonus program that provides payment only upon meeting or exceeding our performance goals and long-term incentive equity awards, which include time-vested restricted stock units and performance-based restricted stock units. For 2021, both our annual bonus program and our equity awards include returns-based performance metrics in order to better link executive pay to shareholder returns. As performance goals are met, not met or exceeded, executives are rewarded commensurately. Historically, awards granted to officers generally comprised 50% time-vested restricted stock units and 50% performance-based restricted stock units, each payable in stock, while our other employees receive either 100% time-vested restricted stock unit awards, or no long-term equity compensation, depending on their positions. However, beginning in 2021, in order to better align executive and key employee pay with shareholders, we are issuing 100% of officer equity awards and 50% of other key employee equity awards in the form of performance-based restricted stock units with returns-based achievement metrics.

•
Flexible Enough to Respond to Changing Circumstances—We are in a cyclical and volatile business, so we should have a flexible compensation program that is responsive to different circumstances at various points in time. To meet this objective, the C&B Committee retains discretion to award higher or lower compensation than performance metrics would indicate if circumstances so warrant.

•
Industry Competitive—Total executive compensation should be industry-competitive so that we can attract, retain and motivate talented executives with the experience and skills necessary for our success. We satisfy this objective by staying apprised, through our own research and with the assistance of the C&B Committee’s independent compensation consultant, of the amounts and types of executive compensation that our peers pay as well as general industry trends.

•
Internally Consistent and Equitable—Executive compensation should be internally consistent and equitable. We satisfy this objective by considering not only peer benchmarks, but also our NEOs’ capabilities, levels of experience, tenures, positions, responsibilities and contributions when setting their compensation. Additionally, officers have more of their incentive compensation at risk and tied to corporate performance because they are typically in a position to have a larger impact on our overall performance.

How Compensation Is Determined
Committee Process. The C&B Committee annually reviews and discusses with our CEO his evaluation of the performance of each of our other officers and gives considerable weight to our CEO’s evaluations when assessing our other officers’ performance and determining their compensation. The C&B Committee bases its independent evaluation of our CEO, and our CEO bases his evaluation of each of our other officers, primarily on whether we met or exceeded certain quantitative corporate performance metrics and the officer’s individual performance for such year. Those achievement levels are considered in the context of any other factors the C&B Committee deems appropriate including retention needs, internal pay equity and market competitiveness.
Independent Compensation Consultants. In early 2020, the C&B Committee continued to engage Longnecker & Associates, or L&A, as its independent compensation consultant to assist in a general review of the compensation packages for our NEOs. In mid-2020, the C&B Committee engaged a new compensation consultant, Meridian Compensation Partners, LLC, or Meridian. The C&B Committee has assessed the independence of each of L&A and Meridian and has reviewed its relationship with L&A and Meridian and considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act. Based on this review, the C&B Committee concluded that each of L&A and Meridian is independent and there are no conflicts of interest raised by the work performed by such consultants. For 2020, L&A provided the C&B Committee with competitive industry and general market-related analyses and trends for executive base salary, short-term incentives and long-term incentives. Specifically, L&A’s approach was to gather compensation data from public peer companies and to conduct market comparison analyses of the gathered data. L&A also advised the C&B Committee on the composition of its compensation peer group, as described below.
Peer Groups. Set forth below is the list of the companies comprising our peer group for purposes of setting 2020 compensation, and is referred to in this Proxy Statement as our 2020 Peer Group. The 2020 Peer Group companies were selected based on revenues, assets, market capitalization and enterprise value, among other things. Compensation data for the 2020 Peer Group was presented to the C&B Committee and used by the C&B Committee to help direct its compensation decisions for NEOs in 2020.
Laredo Petroleum, Inc.	Highpoint Resources Corporation
Centennial Resource Development, Inc.	Lonestar Resources US Inc.
Matador Resources Company	Northern Oil & Gas, Inc.
SRC Energy Inc.	Earthstone Energy, Inc.
Callon Petroleum Company	Jagged Peak Energy Inc.
Bonanza Creek Energy, Inc.	SilverBow Resources, Inc.
In late 2020, with the assistance of Meridian, the C&B Committee approved a peer group for purposes of setting 2021 compensation, which is referred to in this Proxy Statement as our 2021 Peer Group. The 2021 Peer Group was selected in order to ensure proper financial and operational alignment to the Company, with a particular focus on the revenue, market capitalization, enterprise value, assets, percentage liquids, total production and total proved reserves of the component companies. The 2021 Peer Group is comprised of the following companies:
Laredo Petroleum, Inc.	Lonestar Resources US Inc.
Centennial Resource Development, Inc.	Earthstone Energy, Inc.
Matador Resources Company	SilverBow Resources, Inc.
Callon Petroleum Company	Talos Energy Inc.
Bonanza Creek Energy, Inc.	Whiting Petroleum Corporation
QEP Resources, Inc.	Contango Oil & Gas Company
Magnolia Oil & Gas Corporation	Battalion Oil Corporation
Berry Corporation

Elements of Our Compensation Program
Element	Characteristics	Primary Objective
Base Salary	Cash	Attract and retain highly talented individuals
Short-Term Incentives	Cash bonus	Reward individual and corporate performance
Long-Term Incentives	Time and performance-based equity awards	Align the interests of our employees and shareholders by providing employees with incentives to perform in a manner that promotes share price appreciation and achieves corporate objectives
Other Benefits	Participation in broad based 401(k) and employee health benefit plans	Provide competitive benefits that promote employee health and support employees in attaining financial security
Base Salaries
Base salary is the principal fixed component of our compensation program, and has historically been reviewed in the first quarter of each year. It is intended to provide our NEOs with a regular source of income to compensate them for their day-to-day efforts in managing the Company. Base salary levels vary depending on the NEO’s experience, responsibilities, education, professional standing in the industry, changes in the competitive marketplace and the importance of the position to the Company. Due to market conditions impacting the oil and gas industry, the Company elected not to adjust salaries of the NEOs in either 2020 or 2021. The annual base salaries payable to our NEOs for 2020 and 2019 were as follows:
	Annualized Base Salary ($)
Name and Principal Position	2020	2019
Darrin J. Henke President and Chief Executive Officer	500,000	—
John A. Brooks Former President and Chief Executive Officer	460,000	460,000
Russell T Kelley, Jr. Senior Vice President, Chief Financial Officer and Treasurer	400,000	400,000
Benjamin A. Mathis Former Senior Vice President, Operations and Engineering	363,000	363,000
2020 Annual Incentive Cash Bonuses
The opportunity to earn an annual cash bonus creates a strong financial incentive for our NEOs to achieve or exceed near-term corporate goals.
Cash Bonus
Our NEOs’ annual incentive cash bonuses are set by the C&B Committee based on our level of achievement, as compared to our annual budget, of several quantitative Company financial and operational performance metrics, which the C&B Committee typically sets early in the year.
Additionally, under our Annual Incentive Plan Guidelines, a cash bonus pool is established for payment of cash bonuses to all of our employees. The size of the cash bonus pool is generally computed such that, if we meet our target goal exactly with respect to every performance metric and there are no adjustments for individual performance, the pool will fund at 100% and will be in an amount sufficient to pay all of our participating employees, including our NEOs, their target annual incentive cash bonuses, which we refer to as the Target Amount. Under the Annual Incentive Award Guidelines established by our C&B Committee to govern our annual incentive cash bonus program, in any given year, the C&B Committee may increase or decrease the cash bonus pool if circumstances warrant. The flexibility the C&B Committee retains with respect to the size of the cash bonus pool and the cash bonus pool performance metrics is consistent with our belief that our cyclical and volatile business requires that we have a flexible compensation program responsive to different circumstances and different requirements at various points in time.

2020 Performance Metrics. The Company had not yet adopted 2020 performance metrics under the Annual Incentive Plan Guidelines in mid-March 2020 when oil and gas industry conditions, the Company’s share price and resulting market capitalization, and the broader global economy rapidly deteriorated. As a result of such conditions and the Company’s resulting shift in strategy, the Company delayed adoption of performance metrics under the Annual Incentive Plan Guidelines until conditions stabilized. Ultimately the C&B Committee adopted third quarter performance metrics in September 2020 and fourth quarter performance metrics in November 2020. In connection with the economic conditions facing the Company and the delay in establishing performance metrics for the year, the C&B Committee deemed it appropriate that for 2020, the Annual Incentive Plan provide for an annual bonus for the second half of the year only, effectively decreasing the bonus opportunities for most employees by 50%. Additionally, the C&B Committee deemed it appropriate to include a much larger subjective general and strategic achievements metric of 50% of the total award for 2020 given rapidly shifting strategies and the importance of strategic considerations in light of the then-current industry environment. Meridian advised the C&B Committee that these practices were consistent with prevalent practice for the industry in 2020.
The applicable third and fourth quarter performance metrics and our achievement is shown on the chart below. The C&B Committee chose these particular metrics because the C&B Committee believed that these metrics would drive our near-term success and provide for flexibility in the current industry environment. Meridian advised the C&B Committee that these metrics are commonly used by the 2020 Peer Group, and by the oil and gas industry, generally to measure success.
Performance Metric	Factor Weighting	Threshold Performance 50%	Target Performance 100%	Maximum Performance	Actual Performance	Payout	Weighted Payout(1)
Q3 Performance Metrics
DUC Program Production (MBO)(2)	7.50%	-5%	272,625	+5%	307,184	200%	15.0%
DUC Program CapEx(2)	5.00%	+5%	$22,534	-5%	$21,528	189%	9.5%
Q3 Production (MBO)(3)	7.5%	-3%	1,734	+3%	1,753	137%	10.3%
Q3 LOE (per BOE)(4)	5%	+5%	$5.01	-5%	$3.76	200%	10.0%
Q3 Strategic	12.5%		Based on Committee’s Assessment			200%	25.0%
Q3 General	12.5%		Based on Committee’s Assessment			100%	12.5%
Q4 Performance Metrics
Q4 Program CapEx ($MM)	5%	+5%	AFE	-5%	+6.7%	0%	0.0%
Q4 Production (MBO)(3)	15%	-3%	1,402	+3%	1,474	200%	30.0%
Q4 LOE per BOE(4)	5%	+5%	$5.18	-5%	$4.86	200%	10.0%
Q4 Strategic	12.5%		Based on Committee’s Assessment			200%	25.0%
Q4 General	12.5%		Based on Committee’s Assessment			100%	12.5%
Total Payout Level							159.7%
(1)	Represents the bonus pool payout percentage based on the percent of target achieved.
(2)	The “DUC Program” references production or capital, as applicable, with respect to eight specific wells completed by the Company in the second or third quarter 2020.
(3)	Production means the volume of the Company’s net crude oil production physically produced in the applicable quarter.
(4)	LOE means the Company’s recurring lease operating expense, as set forth in the financial statements for the applicable quarter (excluding storage costs).
Other Criteria and Considerations. For 2020, the C&B Committee assessed the Q3 and Q4 strategic metrics, which comprise 25% of the overall bonus payout at 200% based on the following:
•	The significant efforts of the organization in negotiating and consummating the Juniper Transaction;
•	Proactive management of and negotiation with respect to the Company’s revolving credit facility and Second Lien Term Loan;
•	Top tier and proactive hedging, storage and marketing results;
•	Generation of significant free cash flow in both quarters and full year;
•	The Company’s internal review of its asset potential in 2020;
•	The Company’s successful execution of its business plan with a reduced headcount; and
•	The Company’s actions in quickly halting and resuming its drilling and completions program.

The C&B Committee assessed the Q3 and Q4 general metric, which comprises 25% of the overall bonus payout at 100% based on the Company’s good HSE record, among other things.
Based on the performance metrics, the total payout level for 2020 was 159.7% for the second half of 2020, which, as a result of the cutback described above in connection with the industry downturn, was effectively reduced by 50% to 79.9% of full year target for most employees (subject to deviations for employees who began employment or were terminated mid-year).
NEO Cash Bonus Criteria
The C&B Committee determines the actual amount of our officers’ annual incentive cash bonuses, if any, as described below.
Our NEOs’ Annual Incentive Cash Bonus Target Amounts. The Annual Incentive Plan Guidelines provide for annual incentive cash bonus targets for our NEOs. The table below shows our NEOs’ Target Amounts, which remained unchanged from 2019 levels for continuing executives.
NEOs’ Target Amounts
Name	2020 Target (% of Base Salary)
Darrin J. Henke	100
John A. Brooks	100
Russell T Kelley, Jr.	85
Benjamin A. Mathis	85
Peer Comparison Data. The cash bonus targets shown above are intended to result in our NEOs receiving annual cash bonuses in amounts that are competitive with our Peer Group when target performance goals are met and which constitute a reasonable and Peer Group-comparable portion of our NEOs’ total compensation.
Individual Performance and Determinations. The Annual Incentive Award Guidelines provide that each officer's individual bonus award be subject to adjustment based on their individual performance during the period. The C&B found that Mr. Henke and Mr. Kelley performed well in 2020 in connection with the matters discussed above, particularly with respect to the strategic measures of performance, and did not elect to make any further adjustment to the payout levels. Under Messrs. Brooks’ and Mathis’ Separation Agreements, they were entitled to receive bonus awards (prorated for partial year’s service in the case of Mr. Brooks) based on the Company’s performance under the company performance metrics, without further adjustment. Mr. Henke’s bonus award was pro-rated from his employment start date based on his period of service in the third and fourth quarter 2020. Below are the final bonus payouts received by each of our NEOs.
Name	Annual Target ($)	2020 Payout ($)
Darrin J. Henke	500,000	297,268
John A. Brooks	460,000	243,870
Russell T Kelley, Jr.	340,000	271,490
Benjamin A. Mathis	308,550	246,377
Long-Term Equity Compensation
Long-term equity awards align the interests of our NEOs with those of our shareholders by creating a strong financial incentive for our NEOs to promote our long-term financial and operational success and, along with our executive stock ownership guidelines, encourage NEO stock ownership. Long-term equity compensation awards are expressed in dollar values at grant, and historically we paid those awards to officers 50% in the form of performance-based restricted stock units and 50% in the form of time-vested restricted stock units.
As a result of the Company’s emergence from bankruptcy and for the purpose of immediately aligning executives’ and other key employees’ interests with those of the Company’s new shareholders and incentivizing and supporting the retention of key personnel, awards granted in 2017 represented an accelerated one-time award in lieu of annual grants over a three-year period. For that reason, the Company did not make any grants of restricted stock units in 2018 or 2019 except to newly hired key employees or in connection with a promotion. The Company resumed annual grants in 2020. The C&B Committee continuously monitors its NEOs and other key employees’ stockholdings to ensure consistency with the C&B Committee’s overall compensation philosophy and competitiveness when compared with peer companies.
Our employees, including our NEOs, have LTIP targets based on their position within the Company. Mr. Henke and Mr. Kelley have LTIP targets of 300% and 250% of annual base salary, respectively, and Mr. Mathis had an LTIP target of 200%. Generally, the Company grants equity in an amount equal to such employee’s annual base salary multiplied by his or her LTIP target percentage divided by the 10-day VWAP preceding the grant date. However, our stock price had declined precipitously immediately preceding our 2020 equity grants to $2.78 on March 19, 2020, the issuance date, and as a result of this stock price decline and in an effort to prevent excessive shareholder dilution, our C&B Committee approved grants to each of our employees participating in the program, including our officers, at significantly reduced targeted dollar values as a result. Mr. Kelley received 71,531 restricted stock units and Mr. Mathis received 31,782 restricted stock units, less than 20% of the number they would have otherwise received based on their LTIP targets at such price. The Company did not make an additional equity award to Mr. Brooks in 2020.
Following his appointment as our President and CEO in August 2020, the Company made an initial inducement equity compensation award to Mr. Henke of 115,000 restricted stock units in the Company; with 50% of such award in the form of performance-based restricted stock units with a 2021-2023 performance period and 50% in the form of time-based restricted stock units vesting over three years from his date of hire. Such issuance was also made in lieu of any equity grant to Mr. Henke for fiscal 2021.
Beginning with the 2021 grants and in order to better align executives and shareholders, we are issuing 100% of officer equity awards and 50% of other key employee equity awards in the form of performance-based restricted stock units which vest based on the Company’s absolute annualized total shareholder return, relative annualized shareholder return versus a peer group, and return on capital employed. Mr. Henke and Ms. Gwaltney have agreed to amend the terms of their performance-based restricted stock unit inducement grants consistent with the above performance metrics to ensure all NEOs are measured on the same metrics, all of which tie to shareholder returns.
For more information on the terms of our time- and performance-based restricted stock units, see the “Narrative Discussion of Equity Awards” that follows the Grants of Plan-Based Awards table.
Compensation Risk Assessment
We believe that any risks associated with our compensation policies and practices are mitigated in large part by the following factors and, therefore, that no such risks are likely to have a material adverse effect on us:
•	We pay a mix of compensation which includes near-term cash and long-term equity-based compensation.
•
We base our annual incentive cash bonus and long-term equity compensation awards on several different performance metrics, including an assessment of the officer’s individual performance for the year, which discourages our employees from placing undue emphasis on any one metric or aspect of our business at the expense of others.

•	We believe that our performance metrics are reasonably challenging, yet should not require undue risk-taking to achieve.
•	Our performance metrics include quantitative financial and operational metrics as well as qualitative metrics related to our operations, strategy and other aspects of our business.
•
The performance periods under our performance-based restricted stock units overlap, and our time-vested restricted stock units generally vest over a three-year period. This mitigates the motivation to maximize performance in any one period at the expense of others.

•	Our NEOs are required to own our stock as provided in our Executive Stock Ownership Guidelines.
•	We believe that we have an effective management process for developing and executing our short and long-term business plans.
•	Our compensation policies and programs are overseen by the C&B Committee.
•	The C&B Committee retains an independent compensation consultant.

Policy Prohibiting Hedging
We believe that derivative transactions, including puts, calls and options, for our securities carry a high risk of inadvertent securities laws violations and also could afford the opportunity for our employees (including our NEOs) and directors to profit from a market view that is adverse to us. For these reasons, we prohibit all of our employees (including our NEOs) and directors from engaging in any type of derivative transaction (including short sales and buying or selling puts, calls or options, in respect of our securities. We also prohibit our employees and directors from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
Tax Implications
Section 162(m) of the Internal Revenue Code generally precludes a publicly held company from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered employees, which include our NEOs. There was an exception to the $1 million limitation for performance-based compensation meeting certain requirements. For taxable years beginning after December 31, 2017, this exemption was repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. However, the rules and regulations promulgated under Section 162(m) are complicated and subject to change. As such, there can be no assurance that any compensation awarded or paid in prior years will be fully tax deductible. In addition, to maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, the C&B Committee has not adopted a policy requiring all compensation to be tax deductible and expects that the deductibility of certain compensation paid will be limited by Code Section 162(m).
Our 2020 Say-on-Pay Vote
At our 2020 Annual Meeting of Shareholders, approximately 99.9% of our shareholders voting on our “say-on-pay” proposal voted FOR the compensation paid to our NEOs as set forth in the “Executive Compensation” section of our 2020 Proxy Statement (excluding abstentions and broker non-votes). The C&B Committee considered the outcome of this vote generally, and did not make any changes to our compensation programs as a result of this vote.

Compensation and Benefits Committee Report
The Compensation and Benefits Committee has reviewed the information contained above under the heading “Compensation Discussion and Analysis” and has discussed the Compensation Discussion and Analysis with management. Based upon its review and discussions with management, the Compensation and Benefits Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation and Benefits Committee
Joshua Schmidt (Chairman)
Tiffany (TJ) Thom Cepak
Edward Geiser
Kevin Cumming
Summary Compensation Table
The following table sets forth the compensation paid during or with respect to the years ended December 31, 2020, 2019 and 2018, to our NEOs for services rendered to us:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Darrin J. Henke(4) President and Chief Executive Officer	2020	182,692	297,268	1,561,125	56,479	2,097,564
John A. Brooks(5) Former President and Chief Executive Officer	2020	362,692	243,870	—	719,600	1,326,162
	2019	460,000	403,420	—	19,300	882,720
	2018	437,500	411,485	—	19,000	867,985
Russell T Kelley, Jr. Senior Vice President and Chief Financial Officer	2020	400,000	271,490	185,265	1,249	858,004
	2019	61,538	49,220	614,886	—	725,644
Benjamin A. Mathis Former Senior Vice President Operations and Engineering	2020	363,000	246,377	82,315	19,600	711,292
	2019	363,000	286,026	—	19,300	668,326
	2018	312,512	263,670	440,115	19,000	1,035,297
(1)
Represents the aggregate grant date fair value of time-vested restricted stock units and performance-based restricted stock units granted by the C&B Committee to each NEO in consideration for services rendered to us. These amounts were computed in accordance with FASB ASC Topic 718 and were based on the closing prices of our Common Stock on the dates of grant, in the case of the time-vested restricted stock units, and a Monte Carlo simulation of potential outcomes, in the case of the performance-based restricted stock units. See Note 16 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)
Performance-based restricted stock units granted in 2019 and 2020 are reported in this column based on target level achievement, which was the probable outcome of such conditions on the dates of grant. No performance-based restricted stock units were granted to our NEOs in 2018. The grant date values of the performance-based restricted stock units assuming that the highest level of performance conditions will be achieved was as follows:

Name	2020	2019
Henke	$1,842,300	—
Brooks	—	—
Kelley	$171,672	$1,025,091
Mathis	$76,277	—
(3)
For Mr. Henke, this amount includes (i) reimbursement of commuting expenses from his home in Denver, Colorado of $17,677 and related tax gross-up of $6,902, and (ii) the Company’s contribution to Mr. Henke’s designated charitable organizations under the Company’s matching gifts program of $14,800. For Mr. Brooks, this amount includes his lump sum cash severance payment of $690,000, as well as $10,000 in outplacement services available under the terms of his Separation Agreement. This amount also includes our matching and other contributions to our NEOs’ 401(k) plan accounts. We contributed the following amounts to the 401(k) plan accounts of our NEOs in 2020:

Name	2020
Henke	$17,100
Brooks	$19,600
Kelley	$1,249
Mathis	$19,600
(4)	Mr. Henke was appointed President, Chief Executive Officer and a Director on August 17, 2020.
(5)
Mr. Brooks retired from his position effective August 17, 2020, but continued as an employee until August 31, 2020. The amounts shown for 2020 reflect his base salary received for services prior to his separation.

Grants of Plan-Based Awards
The following table sets forth information concerning the performance-based restricted stock units and time-vested restricted stock units granted to our NEOs in 2020 by the C&B Committee. Mr. Brooks did not receive any grants of plan-based awards in 2020.
		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold	Target	Maximum
Darrin J. Henke	8/26/2020	—			57,500	639,975
	9/15/2020		57,500	115,000		921,150
Russell T Kelley, Jr.	3/19/2020	—	35,765	71,530		85,836
	3/19/2020				35,766	99,429
Ben Mathis	3/19/2020		15,891	31,782		38,138
	3/19/2020				15,891	44,177
(1)
These are awards of performance-based restricted stock units granted under the Incentive Plan. The estimated future payout assumes a target payout of 100% of restricted stock units granted. The awards could be earned at up to a maximum of 200% of restricted stock units granted. See “—Narrative Discussion of Equity Awards.”

(2)	These are awards of time-vested restricted stock units granted under the Incentive Plan and vest over a three-year period from the grant date.
(3)
Calculated based on the closing price of our Common Stock on the date of grant, in the case of the time-vested restricted stock units, and a Monte Carlo simulation of the potential outcome, in the case of the performance-based restricted stock units using a per share price of $16.02 for Mr. Henke and $2.40 for Messrs. Kelley and Mathis. See Note 16 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020.

Narrative Discussion of Equity Awards
Time-Vested Restricted Stock Units
The time-vested restricted stock units granted to our NEOs in 2020 vest over a three-year period, with one-third of each award vesting on each anniversary of the grant date, subject to such NEO’s continuous service with the Company through the applicable vesting date. All time-vested restricted stock units granted to our NEOs provide that payments on such restricted stock units will be made in shares. Upon a termination of the officer’s service by the Company without cause or the officer’s resignation for good reason within the twelve-month period following a change of control, all unvested time-vested restricted stock units will vest in full. Otherwise, upon a termination of service by the Company without cause or by the officer for good reason, the next tranche of restricted stock units scheduled to vest will vest as of the date of such termination. Upon an officer’s termination of service by the Company due to the officer’s death or disability (as defined in the award agreement), a pro-rated portion of the restricted stock units will vest as of the date of such termination. A “change in control” under our form of time-vested restricted stock unit award agreement is generally defined as a sale of at least 50% in total gross fair market value of our assets, the acquisition by a person or group of more than 50% of the voting power of our stock, or certain changes in the composition of our Board.
Performance-Based Restricted Stock Units
2020 Awards
We granted performance-based restricted stock units (“PBRSUs”) to Mr. Henke, Mr. Kelley and Mr. Mathis in 2020. The PBRSUs vest at 0% to 200% of the target amount based on the Company’s total shareholder return (“TSR”) relative to the TSR of certain peer companies from January 1, 2020 to December 31, 2022 or for Mr. Henke, January 1, 2021 to December 31, 2023. The peer group of companies used for determining the TSR payout for the PBRSUs with the 2020-2022 performance period is as follows:
Berry Corporation	Parsley Energy, Inc.
Cimarex Energy Co.	WPX Energy, Inc.
Matador Resources Company	PDC Energy, Inc.
Amplify Energy Corp.	Northern Oil & Gas, Inc.

Callon Petroleum Company	Earthstone Energy, Inc.
Centennial Resource Development, Inc.	Laredo Petroleum, Inc.
Bonanza Creek Energy, Inc.	Ring Energy, Inc.
QEP Resources, Inc.	SM Energy Company
Oasis Petroleum Inc.	HighPoint Resources Corporation
Sandridge Energy, Inc.
The peer group of companies used for determining the TSR payout for the PBRSUs with the 2021-2023 performance period is as follows:
Berry Corporation	Contango Oil & Gas Company
W&T Offshore, Inc.	Battalion Oil Corporation
Matador Resources Company	PDC Energy, Inc.
Amplify Energy Corp.	Northern Oil & Gas, Inc.
Callon Petroleum Company	Earthstone Energy, Inc.
Centennial Resource Development, Inc.	Laredo Petroleum, Inc.
Bonanza Creek Energy, Inc.	Ring Energy, Inc.
QEP Resources, Inc.	SM Energy Company
Oasis Petroleum Inc.	HighPoint Resources Corporation
Sandridge Energy, Inc.	Talos Energy Inc.
The number of shares ultimately earned with respect to such PBRSUs will be determined as follows:
Company’s Percentile Ranking	Percentage of Target Units that will become Vested Units
Below 30th	0%
30th	50%
50th	100%
90th or above	200%
Further, should TSR for the Company be negative at the end of the performance period, the number of shares that would otherwise vest will be divided by two.
Upon the occurrence of a change of control in which the surviving entity fails to assume the award agreement or substitute it with a substantially equivalent award, the PBRSUs will vest based on the Company’s performance relative to the peer group through the date of the change in control. Otherwise upon a termination of the officer’s service by the Company without cause or the officer’s resignation for good reason within the twelve-month period following a change in control, the PBRSUs will vest based on the Company’s TSR relative to the peer group through the date of such officer’s termination. A “change in control” under our performance-based restricted stock unit award agreements is generally defined as a sale of at least 50% in total gross fair market value of our assets, the acquisition by a person or group of more than 50% of the voting power of our stock, or certain changes in the composition of our Board. Outside of a change in control, upon an officer’s termination of service by the Company without cause or by the officer for good reason, or due to such officer’s death or disability, a pro-rated portion of the PBRSUs will vest based on the Company’s relative TSR through the date of such termination multiplied by a fraction representing the period of time in the performance period during which such officer was employed.
Employment Contracts
The Company currently maintains no employment agreements with any of its executive officers; however, the Company entered into Separation Agreements with each of Mr. Brooks in 2020 and Mr. Mathis in 2021 in connection with their respective separations from the Company.
Separation Agreements
Mr. Brooks. Effective as of August 17, 2020, the Company and Mr. Brooks entered into a separation agreement (the “Brooks Separation Agreement”) pursuant to which Mr. Brooks retired from his position as President and Chief Executive Officer of the Company. Under the Separation Agreement, Mr. Brooks received or is entitled to receive, among other things: (i) a lump sum cash payment of $690,000, (ii) $243,870, as the pro-rata portion (based on the number of days employed in 2020) of his annual bonus for 2020, based on actual Company performance for the year, (iii) Company-subsidized COBRA continuation coverage for Mr. Brooks and his eligible dependents for 18 months following his termination of employment valued at approximately $33,061, (iv) accelerated vesting of 8,251 time-based restricted stock units and 25,997 performance-based restricted stock units, with all other unvested restricted stock units held by Mr. Brooks forfeited as of the date of his termination of employment and (v) reimbursement for outplacement services through an agency selected by Mr. Brooks, in an amount not to exceed $10,000. The Brooks Separation Agreement includes a general release of claims, and Mr. Brooks’ agreement to comply with certain non-disparagement, non-solicitation and non-compete covenants.
Mr. Mathis. The Company and Mr. Mathis entered into a separation agreement effective as of January 4, 2021 (the “Mathis Separation Agreement”) in connection with his departure from the Company. Under the Mathis Separation Agreement, Mr. Mathis has received or is entitled to receive, among other things: (i) a lump sum cash payment of $181,500, (ii) $246,377 as payment of the annual bonus Mr. Mathis earned for 2020, based on actual Company performance for the year, (iii) Company-subsidized COBRA continuation coverage for Mr. Mathis and his eligible dependents for up to 6 months following his termination of employment valued at approximately $11,020, (iv) vesting of 9,160 time-based restricted stock units and 6,372 performance-based restricted stock units, with all other unvested restricted stock units held by Mr. Mathis forfeited as of the date of his termination of employment, and (v) reimbursement for outplacement services through an agency selected by Mr. Mathis, in an amount not to exceed $10,000. The Mathis Separation Agreement includes a general release of claims, and Mr. Mathis’ agreement to comply with certain non-disparagement, non-solicitation and non-compete covenants.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth, for each of our NEOs, information regarding outstanding equity awards as of December 31, 2020. Mr. Brooks held no outstanding equity awards as of such date.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Darrin J. Henke	57,500(2)	$583,625	57,500(3)	$583,625
Russell T Kelley, Jr.	2,312(4)	$23,467	15,066(5)	$152,920
	35,766(6)	$363,025	35,765(5)	$363,015
Benjamin A. Mathis	5,224(7)	$53,024	6,530(8)	$66,280
	2,503(9)	$25,405	15,891(5)(10)	$161,294
	15,891(11)	$161,294	—	—
(1)	The value of these awards is based on the number of shares reported multiplied by $10.15, the closing price of our Common Stock on December 31, 2020, the last trading day of our fiscal year.
(2)	Of these time-vested restricted stock units, one-third will vest on August 26 of each of 2021, 2022 and 2023.
(3)
The performance period for these performance-based restricted stock units will expire on December 31, 2023. For purposes of this table, the market value of these performance-based restricted stock units reflects an assumed payout percentage of 100%.

(4)	Of these time-vested restricted stock units, 1,156 vested on January 26, 2021 and 1,156 will vest on January 26, 2022.
(5)
The performance period for these performance-based restricted stock units will expire on December 31, 2022. The market value of these performance-based restricted stock units reflects an assumed payment percentage of 100%.

(6)	Of these time-vested restricted stock units, 11,922 will vest on March 19 of each of 2021, 2022 and 2023.
(7)	Of these time-vested restricted stock units, 2,612 vested on January 4, 2021 under Mr. Mathis’ Separation Agreement and the balance was forfeited.
(8)
The performance period for one-half of these performance-based restricted stock units expired on December 31, 2020 with a payout percentage of 0%. On January 4, 2021, 5,031 performance-based restricted stock units vested under Mr. Mathis’ Separation Agreement and the balance was forfeited.

(9)	Of these time-vested restricted stock units, 1,251 vested on January 4, 2021 under Mr. Mathis’ Separation Agreement and the balance was forfeited.
(10)	On January 4, 2021, 1,341 performance-based restricted stock units vested under Mr. Mathis’ Separation Agreement and the balance was forfeited.
(11)	Of these time-vested restricted stock units, 5,297 vested on January 4, 2021 under Mr. Mathis’ Separation Agreement and the balance was forfeited.

Stock Vested in 2020
The following table sets forth the number of shares of our Common Stock acquired upon the vesting of time-vested and performance-based restricted stock units during 2020:
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1)
Darrin J. Henke	—	—
John A. Brooks	42,499	$587,981
Russell T Kelley, Jr.	1,156	$27,582
Benjamin A. Mathis	3,864	$92,195
(1)	Amount is based on the number of shares of restricted stock units vested multiplied by the market value of the underlying shares on the vesting date.
Potential Payments upon Termination or a Change in Control
Our NEOs participate in the Penn Virginia Corporation 2017 Special Severance Plan (as most recently amended December 23, 2020, the “Severance Plan”). The Severance Plan provides for the following payments and benefits in the event of a termination of employment without “Cause” or resignation for “Good Reason” (each as defined in the Severance Plan) within a defined protection period (ranging from 18 months at Tier 3 to 24 months at Tier 1 or 2 for our NEOs) following a Qualifying Liquidity Event (as defined in the Severance Plan). If triggered, the NEO are entitled to (i) severance pay equal to the sum of the participant’s (x) base salary and (y) target annual bonus, multiplied by 2.5 (in the case of a tier 1 participant), 2.0 (in the case of a tier 2 participant), 1.5 (in the case of a tier 3 participant) or 1.0 (in the case of a tier 4 participant), (ii) Company-paid COBRA continuation coverage for 12 (tier 4) or 18 (tiers 1, 2 or 3) months and (iii) outplacement assistance paid for by the Company at a cost of up to $10,000; in all cases, clauses (i) through (iii) above are subject to execution of an effective release of the participant’s claims in favor of the Company and his or her compliance with certain non-disparagement, non-solicitation and non-compete covenants. Each of our NEOs (other than Mr. Brooks) entered into a Participation Agreement under the Severance Plan with the Company at the following participation tiers: (i) Mr. Henke: Tier 1, (ii) Mr. Kelley: Tier 2 and (iii) Mr. Mathis: Tier 3.
Additionally, for time-vested restricted stock awards granted to our NEOs in 2019 and 2020, upon a termination of the NEO’s service by the Company without cause or the NEO’s resignation for good reason within the twelve-month period following a change of control, all unvested time-vested restricted stock units will vest in full. Otherwise, upon a termination of service by the Company without cause or by the officer for good reason, the next tranche of restricted stock units scheduled to vest will vest as of the date of such termination. Upon an officer’s termination of service by the Company due to the officer’s death or disability (as defined in the award agreement), a pro-rated portion of the restricted stock units will vest as of the date of such termination.
For performance-based restricted stock awards granted to our NEOs in 2019 and 2020, upon the occurrence of a change of control in which the surviving entity fails to assume the award agreement or substitute it with a substantially equivalent award, the PBRSUs will vest based on the Company’s performance relative to the peer group through the date of the change in control. Otherwise upon a termination of the officer’s service by the Company without cause or the officer’s resignation for good reason within the twelve-month period following a change in control, the PBRSUs will vest based on the Company’s TSR relative to the peer group through the date of such officer’s termination. Outside of a change in control, upon an officer’s termination of service by the Company without cause or by the officer for good reason, or due to such officer’s death or disability, a pro-rated portion of the PBRSUs will vest based on the Company’s relative TSR through the date of such termination multiplied by a fraction representing the period of time in the performance period during which such officer was employed.
A “change in control” under our Incentive Plan is generally defined as a sale of at least 50% in total gross fair market value of our assets, the acquisition by a person or group of more than 50% of the voting power of our stock, or certain changes in the composition of our Board.
A “Qualified Liquidity Event” under the Severance Plan and a “Change in Control” under our Incentive Plan was triggered on January 15, 2021 in connection with the closing of the Juniper Transaction.

Estimated Payments
The table below and the discussion that follows reflect the amount of compensation payable to each NEO, other than Mr. Brooks and Mr. Mathis, upon termination from the Company under several scenarios assuming such termination was effective December 31, 2020. For information on the payments actually received by Mr. Brooks and Mr. Mathis in connection with their separation from the Company, please see “Executive Compensation— Employment Contracts—Separation Agreements” above.
Name of Executive Officer	Cash Severance ($)	Accelerated Vesting of Restricted Stock Units (#)	Total Estimated Value of Accelerated Vesting ($)(1)	Other Benefits ($)(2)
Darrin J. Henke
Death or Disability	—	6,721	68,223	—
Change in Control(3)(4)	2,500,000	115,000	1,167,250	36,000
Termination by Employee
Without Good Reason or by Company for Cause	—	—	—	—
Termination for Good
Reason or by Company Without Cause(5)	—	19,167	194,545	—

Russell T Kelley, Jr.
Death or Disability	—	27,579	279,924	—
Change in Control(3)(4)	1,480,000	88,909	902,426	36,000
Termination by Employee
Without Good Reason or by Company for Cause	—	—	—	—
Termination for Good
Reason or by Company Without Cause	—	30,053	305,034	—
(1)	Reflects value of accelerated vesting of equity grants at $10.15 per share (closing price on December 31, 2020, the last trading day of the fiscal year).
(2)	Includes estimated cost of COBRA continuation coverage.
(3)	Assumes vesting of the PBRSUs at 100%.
(4)	Assumes a qualifying termination within 12 months following such Change in Control.
(5)
Assumes a performance multiplier of 100%. Pursuant to the applicable award agreements, the number of shares that vest is based on performance multiplier times the period during the performance period during which the NEO was employed.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
General
The Audit Committee has appointed Grant Thornton as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2021. Shareholders are being asked to ratify the appointment of Grant Thornton at the Annual Meeting under Proposal No. 3. A representative of Grant Thornton is expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.
Audit Fees
The following is a summary and description of fees for services provided by Grant Thornton for the years ended December 31, 2020 and 2019.
	2020	2019
Audit Fees(1)	$643,000	$585,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$643,000	$585,000
(1)
Audit fees consist of fees for the audit of our consolidated financial statements, reviews of interim financial statements, the audit of our internal control over financial reporting and consents for registration statements.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit, audit-related and non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may also delegate pre-approval authority to one or more of its members. Such member(s) must report any decisions to the Audit Committee at the next scheduled meeting. All services rendered for us by Grant Thornton in 2020 were pre-approved by the Audit Committee.
Audit Committee Report
Under the rules established by the SEC, we are required to provide certain information about the Company’s independent registered public accounting firm and the Company’s financial statements for its most recently ended fiscal year. The Audit Committee of the Board is furnishing the following report in fulfillment of the SEC’s requirements.
As discussed under the heading “Corporate Governance—Committees of the Board—Audit Committee,” the responsibilities of the Audit Committee include recommending that the Company’s financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for the fiscal year ended December 31, 2020. First, the Audit Committee reviewed and discussed with the Company’s management and Grant Thornton, the Company’s independent registered public accounting firm for 2020, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2020. Second, the Audit Committee discussed with Grant Thornton the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board, or the “PCAOB,” including information regarding the scope and results of the audit, and the SEC. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process. Finally, the Audit Committee received the written disclosures and the letter from Grant Thornton required by the applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has also discussed with Grant Thornton its independence. Through its discussions with Grant Thornton and management, including discussions with Grant Thornton and management regarding the financial statements, discussions with Grant Thornton regarding the scope and results of the audit and Grant Thornton’s independence and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s 2020 Annual Report on Form 10-K for filing with the SEC.
Audit Committee
Darin G. Holderness (Chairman)
Tiffany Thom Cepak
Jeffrey Wojahn

MISCELLANEOUS
Shareholder Proposals and Nominations
Any shareholder who wishes to submit a proposal for consideration at our 2022 Annual Meeting of Shareholders, and who wishes to have such proposal included in our Proxy Statement, must comply with the provisions of Rule 14a-8 of the proxy rules of the SEC and must deliver such proposal in writing to our Corporate Secretary at our principal executive offices in Houston, Texas, not later than December 1, 2021.
Our Bylaws prescribe the procedures that a shareholder must follow to nominate directors for election at an annual meeting of shareholders or to bring other business before an annual meeting (other than proposals that have been submitted for inclusion in our Proxy Statement for such meeting, including under Rule 14a-8). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a shareholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to our Bylaws, a copy of which may be obtained, without charge, upon written request to Penn Virginia Corporation, Attention: Corporate Secretary, 16285 Park Ten Place, Suite 500, Houston, Texas 77084.
Our Bylaws require that to have a proposal voted upon at the 2022 Annual Meeting of Shareholders, including a proposal relating to nominations for the elections of directors, the proposing shareholder must have delivered in writing to the Secretary of the Company at our principal executive office the notice of such proposal no earlier than January 3, 2022 and no later than February 2, 2022; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which notice of the date of the 2022 Annual Meeting is mailed or public announcement of the date of the 2022 Annual Meeting is made, whichever occurs first. Such notice for a proposal of business, other than nomination of directors, must include, in addition to any other information required by the Bylaws, the following information: (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (B) with respect to the shareholder giving the notice, (i) the name and address of such shareholder, (ii) the class or series and number of shares of capital stock owned beneficially and of record by such person, (iii) a description of all arrangements or understandings between such shareholder and any other person or entity in connection with the ownership of the capital stock of the Company and the proposal and any material interest of such shareholder in such proposal, (iv) whether such shareholder intends to deliver a form of proxy to other equityholders of the Company of at least the percentage of the Company’s voting shares required to approve the proposal, (v) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to introduce the business specified in the notice and (vi) all other information with respect to such shareholder that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A.
For purposes of director nominations, such notice must include, in addition to any other information required by the Bylaws, the following information: (A) with respect to the shareholder who intends to make the nomination, (i) the name and address of such shareholder, (ii) the class or series and number of shares of capital stock owned beneficially and of record by such person, (iii) a description of all arrangements or understandings between such shareholder and any other person or entity in connection with the ownership of the capital stock of the Company and any material interest of such shareholder in such nomination, (iv) whether such shareholder intends to deliver a form of proxy to other equityholders of the Company to elect such nominee or nominees, (v) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (vi) all other information that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A, (B) with respect to each proposed nominee, (i) the name, age, business address and residential address of such person, (ii) such person’s principal occupation, (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such person and (iv) all other information that would be required to be provided in a Proxy Statement prepared in accordance with SEC Regulation 14A and (C) a written consent executed by each proposed nominee to the effect that, if elected as a member of the Board, such proposed nominee will serve for such election. Only candidates nominated by shareholders for election as a member of the Board in accordance with the Bylaws provisions will be eligible to be nominated for election as a member of the Board at our 2022 Annual Meeting of Shareholders, and any candidate not nominated in accordance with such provisions will not be considered or acted upon for election as a director at such meeting of shareholders.

Other Matters
We know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.
Annual Report and Form 10-K
We are sending a copy of our 2020 Annual Report to shareholders with the proxy materials. The Annual Report contains a copy of our Annual Report on Form 10-K (without exhibits) as filed with the SEC.
We are permitted by SEC regulations to deliver a single Annual Report or Proxy Statement to any household at which two or more registered shareholders have the same last name and address, unless we have received instructions to the contrary from one or more of the shareholders. We will continue to include a separate proxy card for each registered shareholder account.
We will deliver promptly, upon written or oral request, a separate copy of our 2020 Annual Report or this Proxy Statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Investor Relations, Penn Virginia Corporation, 16285 Park Ten Place, Suite 500, Houston, Texas 77084, or call us at (713) 772-6500, if the shareholder (i) wishes to receive a separate copy of our 2020 Annual Report or this Proxy Statement; (ii) would like to receive separate copies of those materials for future meetings; or (iii) is sharing an address and wishes to request delivery of a single copy of Annual Reports or Proxy Statements if the shareholder is now receiving multiple copies of Annual Reports or Proxy Statements.
Notice of Internet Availability of Proxy Materials
Important notice regarding the availability of proxy materials for the Shareholder Meeting to be held on May 3, 2021.
This Proxy Statement, the proxy card and our 2020 Annual Report, including Form 10-K, are available at http://www.pennvirginia.com/annualmeeting.
If you wish to attend the meeting in person, you can obtain driving directions to the Houston Marriott Energy Corridor at 16011 Katy Freeway, Houston, Texas at www.marriott.com/hotels/maps/travel/houeg-houston-marriott-energy-corridor/.
By Order of the Board of Directors

/s/ Katherine Ryan
Katherine Ryan
Corporate Secretary
April 6, 2021

ANNEX A
PENN VIRGINIA CORPORATION

2019 MANAGEMENT INCENTIVE PLAN (AS AMENDED)
Proposal No. 4 would amend the 2019 Management Incentive Plan as set forth below. Proposed additions are underlined, and proposed deletions are stricken through.
1. Purpose. The purpose of the Penn Virginia Corporation 2019 Management Incentive Plan is to further align the interests of participants with those of the shareholders by providing incentive compensation opportunities tied to the performance of the Common Stock (as defined below) and by promoting increased ownership of the Common Stock by such individuals. The Plan is also intended to advance the interests of the Company and its shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company’s business is largely dependent.
2. Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:
“Affiliate” shall mean any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company (within the meaning of the Exchange Act).
“Award” means an award of a Stock Option, Restricted Stock Award, Restricted Stock Unit Award, or Other Award granted under the Plan.
“Award Agreement” means an agreement (including an electronic agreement) entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant, as provided in Section 12.1 hereof.
“Board” means the Board of Directors of the Company.
“Cause” shall have the meaning set forth in Section 10.2(b) hereof.
“Change in Control” means the consummation of a transaction or series of related transactions in which either:
(a) one Person (or more than one Person acting as a group) acquires beneficial ownership of stock of the Company that, together with the stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;
(b) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or
(c) one Person (or more than one Person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company having a total gross fair market value equal to or more than 50% of the total gross fair market value of all the assets of the Company immediately before such acquisition.
“Code” means the United States Internal Revenue Code of 1986, as amended, together with the applicable regulations thereunder.
“Committee” means the Compensation and Benefits Committee of the Board, or such other committee of the Board appointed by the Board to administer the Plan, or the full Board if no such committee is appointed.
“Common Stock” means the common stock of the Company (par value $0.01 per share).
“Company” means Penn Virginia Corporation and any successor thereto.
“Date of Grant” means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.
“Eligible Person” means any person who is an employee, director, or consultant of the Company or any of its Subsidiaries.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a share of Common Stock means, as of a particular date, the fair market value of such share as reasonably determined by the Committee in its good-faith discretion, and to the extent deemed appropriate by the Committee, based upon a recent transaction price per share or third-party valuation of the Common Stock and, to the extent necessary, shall be determined in a manner consistent with Section 409A of the Code; provided that, at any time that the Common Stock is listed on a nationally-recognized securities exchange, the “Fair Market Value” shall be the closing trading price of a share of Common Stock on that date (or if there were no reported prices on such date, on the last preceding date on which the prices were reported).
“Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code.
“Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.
“Other Award” means any right granted pursuant to Section 9 hereof which is (a) not an Award described in Sections 6 through 8 hereof and (b) an Award of Common Stock or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock (including, without limitation, securities convertible into Common Stock), as deemed by the Committee to be consistent with the purposes of the Plan.
“Participant” means any Eligible Person who holds an outstanding Award under the Plan.
“Person” means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, trust, joint venture or other legal entity, or a governmental agency or political subdivision thereof.
“Plan” means the Penn Virginia Corporation 2019 Management Incentive Plan as set forth herein, effective as provided in Section 14.1 hereof and as may be amended and/or restated from time to time.
“Prior Plan” means the Penn Virginia Corporation 2016 Management Incentive Plan.
“Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 7 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, as are set forth in the Plan and the applicable Award Agreement.
“Restricted Stock Unit Award” means a grant of a right to receive shares of Common Stock (or other consideration based on the value of shares of Common Stock) to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, as are set forth in the Plan and the applicable Award Agreement.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Service” means a Participant’s service as an employee, director, consultant of the Company or any of its Subsidiaries, as applicable.
“Stock Option” means a grant to an Eligible Person under Section 6 hereof of an option to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company, or any other Affiliate of the Company that is so designated, from time to time, by the Committee, during the period of such affiliated status; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under Section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.
3. Administration.
3.1 Committee Members. The Plan shall be administered by the Committee. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of applicable law and such other limitations as the Committee shall determine. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s proper delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.
3.2 Committee Authority.
(a) Committee Powers and Authority. Subject to Section 3.2(b), the Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, including those set forth in Section 3.2(b), the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number and type of shares or units subject to each Award, the purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance criteria, performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to Section 3.2(b), the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of the Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (1) not materially adverse to the Participant to whom such Award was granted, (2) consented to by such Participant or (3) authorized by Section 4.2 hereof; provided, however, no such action shall permit the term of any Stock Option to be greater than 10 years from its grant date. The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as the Committee may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.
(b) Limitations on Committee Powers and Authority.
(1) Minimum Vesting Period. All Awards granted under the Plan to Eligible Persons other than non-employee directors of the Company shall vest no earlier than one (1) year following the date of grant. All Awards granted under the Plan to non-employee directors of the Company shall vest no earlier than the sooner of one (1) year after the date of grant or the next annual meeting of shareholders (provided that such annual meetings are at least fifty (50) weeks apart). Notwithstanding the foregoing, (A) the Committee may permit acceleration of the vesting of an Award in the event of a Participant’s death or disability or upon a Change in Control and (B) the Committee may grant Awards covering up to five percent (5%) of the total number of shares of Common Stock authorized for issuance under Section 4.1 of the Plan that are not subject to such minimum vesting periods.
(2) No Stock Option Repricing. Subject to Section 4.2, the Committee shall not, without the approval of the shareholders of the Company: (A) lower the exercise price of a Stock Option after it is granted, (B) cancel a Stock Option that is out-of-the money in exchange for cash or another Award, (C) cancel a Stock Option in exchange for another Stock Option with a lower exercise price, or (D) take any other action with respect to a Stock Option that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the shares of Common Stock are traded.
(3) Limitation on Director Awards. The aggregate dollar value of equity-based awards (based on the grant date Fair Market Value of such awards) granted under this Plan or otherwise during any calendar year to a non-employee director, taken together with any cash fees paid during such calendar year to such non-employee director, in respect of the non-employee director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $300,000; provided, however, that in any calendar year in which a non-employee director first joins the Board or serves as Chairman of the Board, the maximum aggregate dollar value of equity-based and cash compensation provided to the non-employee director for services as a director may be up to $500,000.
3.3 Liability & Indemnification. The members of the Committee and its designees shall not be liable for any action or determination made in good faith with respect to the Plan or any Award issued hereunder. The Company will indemnify and defend the members of the Committee and its designees to the maximum extent permitted by law for all actions taken on behalf of the Company with respect to the Plan.
4. Shares Subject to the Plan.
4.1 Number of Shares Reserved. Subject to adjustment pursuant to Section 4.2 hereof, the aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be ~~675,000~~ 3,675,000 plus (a) any shares of Common Stock that remain available for grant under the Prior Plan as of the Effective Date and (b) any shares of Common Stock subject to outstanding awards under the Prior Plan as of the Effective Date (such outstanding awards the “Prior Plan Awards”) that on or after the Effective Date are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash. The aggregate number of shares of Common Stock with respect to which Incentive Stock Options may be granted shall be ~~675,000~~ 3,675,000.
4.2 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary cash or stock dividend, stock split, reverse stock split, or other distribution or payment with respect to the shares of Common Stock or any merger, reorganization, consolidation, combination, spin-off, or other similar corporate change, or any other change affecting the Common Stock the Committee shall, in the manner and to the extent it considers in good faith to be equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made to (a) the number and kind of shares or units subject to Awards under the Plan pursuant to Section 4.1 hereof, (b) the number and kind of shares of Common Stock or other rights (including, without limitation, cancellation of the awards in exchange for a cash payment or awarding cash payments to holders of such Awards) subject to then outstanding Awards, (c) the exercise price or base price for each share or other right subject to then outstanding Awards, and (d) any other terms of an Award that are affected by the event or change. Notwithstanding the foregoing, (i) any such adjustments shall, to the extent necessary, be made in a manner consistent with the requirements of Section 409A of the Code, and (ii) in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code.
4.3 Availability of Certain Shares; Share Counting. Any shares of Common Stock covered by an Award granted under the Plan shall not be counted against the limit set forth in Section 4.1 above unless and until such shares are actually issued and delivered to a Participant and, therefore, the total number of shares of Common Stock available under the Plan as of a given date shall not be reduced by shares of Common Stock relating to previously granted Awards that (in whole or in part) have expired or have been forfeited or cancelled, or which have been settled in cash, and any shares of Common Stock that were covered by such expired, forfeited, cancelled or cash-settled Award will remain available for issuance hereunder. Shares of Common Stock purchased by Participants for Fair Market Value and shares of Common Stock not issued or delivered as a result of the net settlement of or the payment of the withholding taxes on an outstanding Award (other than a Stock Option) shall again be made available for delivery to Participants under the Plan and shall not be counted against the limit set forth in Section 4.1 above. Notwithstanding the foregoing, the following shares of Common Stock shall not be made available for issuance to Participants under the Plan and shall be counted against the limit set forth in Section 4.1 above: (a) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Stock Option, (b) shares of Common Stock used to pay the exercise price or withholding taxes related to a Stock Option, and (c) shares of Common Stock repurchased by the Company using proceeds realized by the Company in connection with a Participant’s exercise of a Stock Option.
5. Eligibility and Awards. Any Eligible Person may be selected by the Committee to receive an Award and become a Participant under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted, the number of shares of Common Stock subject to Awards to be granted and the terms and conditions of such Awards consistent with the terms of the Plan. In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.
6. Stock Options.
6.1 Grant of Stock Options. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.6 hereof and Section 422 of the Code, each Stock Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.
6.2 Exercise Price. The exercise price per share of a Stock Option shall not be less than 100% of the Fair Market Value of the shares of Common Stock on the Date of Grant. The Committee may, in its discretion, specify for any Stock Option an exercise price per share that is higher than the Fair Market Value on the Date of Grant.
6.3 Vesting of Stock Options. Subject to Section 3.2(b)(i), the Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant, on the attainment of specified performance goals or on such other terms and conditions as approved by the Committee in its discretion. The vesting and exercisability of a Stock Option may be accelerated by, and may be dependent upon, in whole or in part, the occurrence of a Change in Control.
6.4 Term of Stock Options. The Committee shall, in its discretion, prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided, however, that the maximum term of a Stock Option shall be ten years from the Date of Grant. A Stock Option may be earlier terminated as specified by the Committee and set forth in an Award Agreement upon or following the termination of a Participant’s Service with the Company or any Subsidiary.
6.5 Stock Option Exercise; Tax Withholding. Subject to such terms and conditions as specified in an Award Agreement, a vested Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price therefore, provided that arrangements satisfactory to the Company have been made with respect to any applicable withholding tax, pursuant to Section 13.4 hereof. Payment of the exercise price shall be made in one or more of the following forms of payment at the election of the Participant: (a) in cash or by cash equivalent acceptable to the Committee, (b) to the extent permitted by the Committee in its discretion, in shares of Common Stock, valued at the Fair Market Value of such shares on the date of exercise, (c) to the extent permitted by the Committee in its discretion, by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Stock Option with a Fair Market Value equal to the aggregate exercise price of such Stock Option at the time of exercise, (d) by a combination of the foregoing methods, or (e) by such other method as may be approved by the Committee or set forth in the Award Agreement.
6.6 No Rights as Shareholder. Unless and until shares of Common Stock underlying a Stock Option are actually issued to the Participant upon exercise of the Stock Option, the Participant shall have no rights of a shareholder with respect to the shares granted to the Participant under the Stock Option, including but not limited to the right to vote the shares or receive dividends or other distributions or amounts accrued, paid or made with respect thereto.
6.7 Additional Rules for Incentive Stock Options.
(a) Eligibility. An Incentive Stock Option may be granted only to an Eligible Person who is considered an employee for purposes of Treasury Regulation §1.421-7(h) with respect to the Company or any Subsidiary that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code.
(b) Annual Limits. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of Common Stock with respect to which incentive stock options under Section 422 of the Code are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any subsidiary or parent corporation, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking stock options into account in the order in which they were granted.
(c) Termination of Employment. An Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than three months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one year following a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.
(d) Other Terms and Conditions; Nontransferability. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. An Award Agreement for an Incentive Stock Option may provide that such Stock Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to “incentive stock options” under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.
(e) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.
7. Restricted Stock Awards.
7.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award.
7.2 Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement in accordance with the restrictions of Section 3.2(b)(i) hereof. The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant, on the attainment of specified performance goals or on such other terms and conditions as approved by the Committee in its discretion. The vesting of a Restricted Stock Award may be accelerated by, and may be dependent upon, in whole or in part, the occurrence of a Change in Control.
7.3  Rights as Shareholder. Subject to the foregoing provisions of the Plan and the applicable Award Agreement, unless otherwise prohibited by applicable law or determined by the Committee, the Participant shall have the rights of a shareholder with respect to the shares granted to the Participant under a Restricted Stock Award, including but not limited to the right to vote the shares and receive all dividends in respect of shares and other distributions paid or made with respect thereto. Notwithstanding the foregoing, any dividends or distributions declared or paid with respect to such Restricted Stock Award prior to the vesting of such Award shall be (a) accrued or (b) reinvested in additional shares of Common Stock (which may thereafter accrue additional dividends). Any such reinvestment shall be at the Fair Market Value at the time thereof and subject to the same terms as the underlying Award. Accrued dividends shall be paid as soon as practicable following vesting of the Restricted Stock Award and may be settled in cash or shares of Common Stock, or a combination thereof, in a single payment or in installments.
7.4 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall reasonably promptly provide a copy to the Company. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

8. Restricted Stock Unit Awards.
8.1 Grant of Restricted Stock Unit Awards. A Restricted Stock Unit Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Unit Award.
8.2 Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock or their cash equivalent, any combination thereof, or in any other form of consideration, as determined by the Committee and contained in the Award Agreement.
8.3 Vesting Requirements. The restrictions or conditions imposed on shares granted under a Restricted Stock Unit Award shall lapse in accordance with the vesting requirements specified by the Committee in the applicable Award Agreement in accordance with the restrictions of Section 3.2(b)(i) hereof. The requirements for vesting of a Restricted Stock Unit Award may be based on the continued Service of the Participant, on the attainment of specified performance goals or on such other terms and conditions as approved by the Committee in its discretion. The vesting and/or settlement of a Restricted Stock Unit Award may be accelerated by, and may be dependent upon, in whole or in part, the occurrence of a Change in Control. At the time of the grant of a Restricted Stock Unit Award, the Committee, as it deems appropriate, may impose such restrictions or conditions that delay the settlement of a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award, subject to Section 409A of the Code.
8.4 No Rights as Shareholder. Unless and until shares of Common Stock underlying a Restricted Stock Unit Award are actually delivered to the Participant upon settlement of the Restricted Stock Unit Award, the Participant shall have no rights of a shareholder with respect to the shares granted to the Participant under a Restricted Stock Unit Award, including but not limited to the right to vote the shares or receive dividends or other distributions or amounts accrued, paid or made with respect thereto.
8.5 Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Committee and contained in the applicable Award Agreement. At the sole discretion of the Committee, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Committee. Any such dividend equivalents (including but not limited to any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents) will be subject to all of the same terms and conditions of the underlying Award Agreement to which they relate, including, without limitation, with respect to the vesting and settlement thereof.
9. Other Awards. An Other Award may be granted to any Eligible Person selected by the Committee. Subject to the terms of the Plan, the Committee will determine the terms and conditions of any such Other Award, including but not limited to the price, if any, at which securities may be purchased pursuant to any Other Award granted under the Plan, and any applicable vesting, settlement and payment terms.
10. Forfeiture Events.
10.1 General. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment (including, without limitation, repayment to the Company of any gain related to the Award), or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee, upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of the Participant’s Service for Cause, the Participant’s violation of material Company policies or breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant. In addition, notwithstanding anything in the Plan to the contrary, any Award Agreement may also provide for the reduction, cancellation, forfeiture or recoupment of an Award (including, without limitation, repayment to the Company of any gain related to the Award), or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Common Stock may be traded or under any clawback or similar policy adopted by the Company.

10.2 Termination for Cause.
(a) General . Unless otherwise set forth in an Award Agreement or a written employment agreement between a Participant and the Company, if applicable, if a Participant’s employment with the Company or any Subsidiary shall be terminated for Cause, such Participant’s rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture and/or recoupment. The Company shall have the power, subject to Section 10.2(b), to determine whether the Participant has been terminated for Cause and the date upon which such termination for Cause occurs. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which is reasonably likely to constitute the basis for a termination of such Participant’s employment for Cause, the Company may suspend for up to 30 days the Participant’s rights to exercise any option, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether an act has been committed which is reasonably likely to constitute the basis for a termination for Cause as provided in this Section 10.2, but, in each case, only to the extent that such action would not result in an acceleration of income or imposition of a tax under Section 409A of the Code. If, subsequent to a Participant’s voluntary termination of employment or involuntary termination of employment without Cause, it is discovered that the Participant’s employment could have been terminated for Cause, the Committee may deem such Participant’s employment to have been terminated for Cause.
(b) Definition of “Cause”. For purposes of the Plan and determining the treatment of Awards granted thereunder, unless otherwise provided in an applicable Award Agreement or as set forth in a written employment agreement between a Participant and the Company, “Cause” shall mean: (1) material dishonesty, which is not the result of an inadvertent or innocent mistake, of the Participant with respect to the Company or any Affiliate; (2) willful misfeasance or nonfeasance of duty by the Participant that is or may be injurious to the Company or any Affiliate, or the reputation, business, or business relationships of the Company or any Affiliate, or any of their respective officers, directors, or employees; (3) material violation by the Participant of his or her employment agreement; (4) conviction of the Participant of any felony, any crime involving moral turpitude or any other crime (other than a minor vehicular offense) which could reflect in some material fashion unfavorably upon the Company or any Affiliate; (5) any refusal by the Participant to obey the lawful orders of the Board or any other person to whom the Participant reports or (6) the Participant’s (A) failure to perform any of his or her fiduciary duties to the Company or any Affiliate, (B) failure to make full disclosure to the Company or any Affiliate of all business opportunities pertaining to their business, (C) acting for his or her own benefit concerning the subject matter of his or her fiduciary relationship with the Company or any Affiliate, or (D) taking any action which he or she knows or should reasonably know would not comply with the law as applicable to his or her employment, including but not limited to the United States Foreign Corrupt Practices Act. No act or failure to act by the Participant shall be considered “willful” if such act is done by the Participant in the good faith belief that such act is or was to be beneficial to the Company and its Affiliates, or such failure to act is due to the Participant’s good faith belief that such action would be materially harmful to the Company and its Affiliates.
11. Restrictions on Transfer. Except as provided below, no Award and no shares of Common Stock subject to Awards that have not been issued or as to which any applicable restriction or performance period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (a) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (b) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (a), (c) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (a) are the only partners, members or shareholders, (d) for charitable donations or (e) pursuant to a domestic relations order entered or approved by a court of competent jurisdiction; provided, that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; provided, further, that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted by the Committee under this Section 11. For the avoidance of doubt, in no event will any Award be transferrable by a Participant in exchange for value.
12. General Provisions.
12.1 Award Agreement. An Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock subject to the Award, the purchase price of the Award (if any), the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of a Change in Control and a termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Committee. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement.
12.2 Determinations of Service. Subject to applicable law, including without limitation Section 409A of the Code, the Committee shall, in good faith, make all determinations relating to the Service of a Participant with the Company or any Subsidiary in connection with an Award, including, without limitation, with respect to the continuation, suspension or termination of such Service. A Participant’s Service shall not be deemed terminated if the Committee determines that (a) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a termination of Service, (b) the Participant transfers between service as an employee and service as a consultant or other personal service provider (or vice versa), or (c) the Participant transfers between service as an employee and that of a non-employee director (or vice versa). The Committee may determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Service for purposes of any affected Awards.
12.3 No Right to Employment or Continued Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the employment or other service relationship of an Eligible Person or a Participant for any reason at any time.
12.4 Rights as Shareholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.2 hereof, no adjustment or other provision shall be made for dividends or other shareholder or security holder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights. For the avoidance of doubt, although they may accrue, no dividends or dividend equivalent rights shall be paid on any unvested Award under the Plan. The Committee may determine, in its discretion, the manner of delivery of Common Stock to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that any certificates or other evidence of ownership be held in escrow by the Company for any shares of Common Stock or cause the shares to be legended in order to comply with the securities laws, the restrictions arising under the Plan or other applicable restrictions. Should the shares of Common Stock be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the shares of Common Stock as the Committee reasonably considers necessary or advisable.
12.5 Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other share incentive or compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a

Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.
12.6 Plan Binding on Transferees. The Plan shall be binding upon the Company, its successors, transferees and assigns, and the Participant, the Participant’s executor, administrator and Permitted Assignees and beneficiaries.
12.7 Additional Restrictions. In the event of a Change in Control or similar corporate event or a change in capital structure, any Awards that vest or become payable as a result of or in connection with the applicable event or circumstances may be subject to the same terms and conditions applicable to the proceeds realized by the Company or its shareholders in connection therewith (including, without limitation, payment timing and any escrows, indemnities, payment contingencies or holdbacks), as determined by the Committee in its sole discretion, subject to compliance with Section 409A of the Code.
13. Legal Compliance
13.1 Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the shares of Common Stock may be listed, have been fully met. The Committee may in good faith impose such conditions on any shares of Common Stock issuable under the Plan as a result of restrictions under the Securities Act or under the requirements of any exchange upon which such shares of the same class are then listed or of any regulatory agency having jurisdiction over the Company, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to make customary representations and warranties at the time of issuance or transfer, including, without limitation, that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares. Certificates representing Common Stock acquired pursuant to an Award may bear such legends as the Committee may consider appropriate under the circumstances.
13.2 Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
13.3 Section 409A Compliance. To the extent applicable, it is intended that the Plan and all Awards hereunder comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and that the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements. Notwithstanding anything contained herein to the contrary, a Participant shall not be considered to have terminated service with the Company for purposes of any payments under the Plan which are subject to Section 409A of the Code until the Participant has incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. If any payment or benefit provided to a Participant in connection with his or her separation from service is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Participant is determined to be a “specified employee” as defined in Section 409A of the Code, then such payment or benefit shall not be paid until the day following the six-month anniversary of the separation from service or, if earlier, on the Participant’s date of death. The Company makes no representation that any or all of the payments described in the Plan will be exempt from or comply with Section 409A of the Code. In no event whatsoever shall the Company or any of its Subsidiaries or Affiliates be liable for any tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or otherwise, or any damages for failing to comply with Section 409A of the Code.
13.4 Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges permitted by law to be paid by the Participant or withheld from an Award or an amount paid in satisfaction of an Award. Any withholdings shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. In addition to the methods described in the Plan, the Award Agreement may specify the manner in which the withholding or other tax-related obligation shall be satisfied with respect to the particular type of Award. Without limiting the foregoing, if the Company or any Subsidiary reasonably determines that under the requirements of applicable taxation laws or regulations of any applicable governmental authority it is obliged or permitted to withhold for remittance to a taxing authority any amount upon the grant, vesting, or exercise of an Award, the other disposition or deemed disposition by a Participant of an Award or any Common Stock or the provision of any other benefit under the Plan and if the Participant does not provide notice of the applicable withholding method from items (a) through (d) below, the Company or any of its Subsidiaries, may take any steps it considers reasonably necessary in the circumstances in connection therewith, including, without limiting the generality of the foregoing:
(a) requiring the Participant to pay the Company or any of its Subsidiaries such amount as the Company or any of its Subsidiaries is obliged to remit to such taxing authority in respect thereof, with any such payment, in any event, being due no later than the date as of which any such amount first becomes included in the gross income of the Participant for tax purposes;
(b) to the extent permitted, and subject to rules established by, the Committee, issuing any Common Stock issued pursuant to an Award to an agent on behalf of the Participant and directing the agent to sell a sufficient number of such shares on behalf of the Participant to satisfy the amount of any such withholding obligation, with the agent paying the proceeds of any such sale to the Company or any of its Subsidiaries for this purpose;
(c) to the extent permitted, and subject to the rules established by, the Committee, withholding from the Common Stock otherwise issuable pursuant to the exercise or settlement of an Award a number of shares of Common Stock sufficient to satisfy the amount of any such withholding obligation; or
(d) to the extent permitted by law and consistent with Section 409A of the Code, deducting the amount of any such withholding obligation from any payment of any kind otherwise due to the Participant.
13.5 No Guarantee of Tax Consequences. Neither the Company, the Board, the Committee nor any other person make any commitment or guarantee that any Federal, state, local or foreign tax treatment will apply or be available to any Participant or any other person hereunder.
13.6 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
13.7 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the Commonwealth of Virginia, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.
14. Term; Amendment and Termination.
14.1 Term. The Plan was approved by the Board on June 17, 2019 and shall become effective on the date the Plan is approved by the Company’s shareholders (the “Effective Date”). Subject to earlier termination as provided in Section 14.2 hereof, no new Awards may be granted under the Plan on or after June 17, 2029; provided, however, that Awards outstanding on such date shall remain subject to the terms of the Plan and any applicable Award Agreement.

14.2 Amendment and Termination. The Board may from time to time and in any respect, amend, modify, suspend or terminate the Plan or any Award or Award Agreement hereunder. Notwithstanding the foregoing, no amendment, modification, suspension or termination shall materially and adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. For purposes of this Section 14.2, any action of the Board or the Committee that in any way alters or affects the tax treatment of any award or that the Board determines is necessary to prevent an award from being subject to tax under Section 409A of the Code shall not be considered to materially or adversely affect any Award.

ANNEX B
AMENDMENT TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
Proposal 5 would amend Section 4.1 of the Second Amended and Restated Articles of Incorporation as set forth below. Proposed additions are underlined, and proposed deletions are stricken through.
Section 4.1 Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is ~~50,000,000~~115,000,000 shares, consisting of (i) ~~45,000,000~~110,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, unless the vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor pursuant to these Second Amended and Restated Articles of Incorporation (including any Preferred Stock Designation (as defined below)).
B-1

ANNEX C
AMENDMENT TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO REMOVE INOPERATIVE PROVISIONS
Proposal 6 would amend Sections 4.7 and 4.8 of the Second Amended and Restated Articles of Incorporation to delete the text of such Sections and replace the deleted texted with “[Reserved]”. Proposed deletions are stricken through.
Section 4.7 ~~Drag-Along Rights.~~ [Reserved].
~~(a) Definitions. For purposes this Section 4.7~~, ~~Section 4.8 and Section 4.9, the following definitions shall apply:~~
~~(i) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that no Shareholder shall be deemed an Affiliate of any other Shareholder solely by reason of any investment in the Corporation. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.~~
~~(ii) “Approving Shareholders” means any shareholder or any group of shareholders acting together or pursuant to a common plan or arrangement, who propose to sell, or otherwise dispose of, to a person or a group of persons, other than an Affiliate of any of the transferring shareholders, shares of Common Stock representing more than fifty percent (50%) of the then outstanding shares of Common Stock.~~
~~(iii) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.~~
~~(iv) “Convertible Securities” means any evidence of indebtedness, shares of stock, or other securities or rights (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for any capital stock of the Corporation.~~
~~(v) “Corporation Stock” means (A) any outstanding capital stock of the Corporation, whenever issued, (B) any Warrants or Options, whether or not then exercisable or convertible, and (C) any Convertible Securities, whether or not then convertible or exchangeable.~~
~~(vi) “IPO” means the first public offering of the Corporation pursuant to an effective Registration Statement under the Securities Act (other than on Forms S-4, S-8 or successors to such forms), covering the offer and sale of capital stock of the Corporation.~~
~~(vii) “Options” means any options to subscribe for, purchase or otherwise directly acquire any capital stock of the Corporation, other than any such option held by the Corporation or any preemptive rights granted in accordance with Section 4.4.~~
~~(viii) “Outstanding Corporation Common Stock” means, as of any given time, the then issued and outstanding Common Stock of the Corporation, excluding (unless calculated on a fully diluted basis) any derivative securities and any unvested or restricted stock of the Corporation issued pursuant to any equity incentive plan for officers, employees or directors of the Corporation.~~
~~(ix) “Person” or “person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.~~
~~(x) “Qualified IPO” means a bona fide, marketed underwritten IPO after which closing such capital is quoted on the NASDAQ National Market or listed or quoted on the New York Stock Exchange or other national securities exchange acceptable to the Board and meeting one of the following two criteria: (i) the aggregate cash proceeds (net of underwriting discounts, commissions and offering expenses) of such offering to the Corporation exceed seventy five million dollars ($75 million), or (ii) at least twenty percent (20%) of the Outstanding Corporation Common Stock~~

~~(calculated on a fully diluted basis, and for purposes of such calculation treating Common Stock issued in the IPO as Outstanding Corporation Common Stock) shall have been issued or sold to the public in connection with such IPO.~~
~~(xi) “Sale” means a Transfer for value and the terms “Sell” and “Sold” shall have correlative meanings.~~
~~(xii) “Sale of the Corporation” means (A) any bona fide sale, transfer or issuance or series of sales, transfers and/or issuances of stock of the Corporation by the Corporation or any holders thereof (including, without limitation, any merger, consolidation or other transaction or series of related transactions having the same effect), for cash and/or securities listed on a national securities exchange, which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than an Approving Shareholder or any Affiliate thereof, owning all of the voting stock of the Corporation or (B) the bona fide sale or transfer, for cash and/or securities listed on a national securities exchange, of all or substantially all of the Corporation’s assets, determined on a consolidated basis, to a Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than an Approving Shareholder or any Affiliate thereof.~~
~~(xiii) “Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule, or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.~~
~~(xiv) “Transfer” means any sale, pledge, assignment, encumbrance or other transfer or disposition of any shares of Corporation Stock to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.~~
~~(xv) “Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire any capital stock of the Corporation.~~
~~(b) If at any time prior to the consummation of a Public Listing (as defined below), any Approving Shareholders propose a Sale of the Corporation (an “Approved Sale”), each shareholder of the Corporation that is not an Approving Shareholder (the “Drag Along Shareholders”) shall vote (including acting by written consent, if requested) in favor of, consent to and raise no objections to such Approved Sale, so long as such Approved Sale complies with this Section 4.7. Without limiting the foregoing, but subject to the provisions of Section 4.7(d), if the Approved Sale is structured (i) as a merger or consolidation, each such Drag Along Shareholder will waive any dissenters rights, appraisal rights or similar rights in conjunction with such merger or consolidation, (ii) as a sale of equity, each such Drag Along Shareholder will agree to sell all of such Drag Along Shareholder’s shares of Corporation Stock on the terms and conditions approved by the Approving Shareholders, or (iii) as a sale of assets, each such Drag Along Shareholder will vote in favor of such Approved Sale and any subsequent liquidation or other distribution of the proceeds therefrom in accordance with the terms herein as approved by the Approving Shareholders. The Corporation and each shareholder will take all actions reasonably requested by the Approving Shareholders in connection with the consummation of an Approved Sale, including the execution of all ancillary documents in connection therewith requested by the Approving Shareholders.~~
~~(c) If the Approving Shareholders wish to exercise the drag-along rights contained in this~~ Section 4.7~~, then they shall deliver a written notice (the “~~Drag Along Notice~~”) to the Corporation at least twenty (20) Business Days prior to the consummation of the Sale of the Corporation, and the Corporation shall deliver a copy of such Drag Along Notice to each Drag Along Shareholder promptly (and in any event within three (3) Business Days following receipt thereof). The Drag Along Notice shall set forth the principal terms and conditions of the proposed Sale of the Corporation, including (i) the form and structure of the proposed Sale of the Corporation, (ii) the consideration to be received in the proposed Sale of the Corporation for each class of Corporation Stock (including, if applicable, the formula by which such consideration is to be determined and the payment terms), (iii) the name and address of the prospective acquirer(s) and (iv) if known, the proposed closing date. Except as provided in Section 4.7(d), each shareholder shall receive the same form and amount of consideration per share of Corporation Stock to be received by the Approving Shareholders for the corresponding class of shares (on an as converted basis, in the case of Convertible Securities) in the Approved Sale. If any holders of shares of Corporation Stock of any class are given an~~

~~option as to the form and amount of consideration to be received, all holders of shares of Corporation Stock of such class will be given the same option other than to the extent prohibited by law. Unless otherwise agreed by each shareholder, any non-cash consideration shall be allocated among the shareholders pro rata based upon the aggregate amount of consideration to be received by such shareholders. If at the end of the 180th day after the date of delivery of the Drag Along Notice the proposed Sale of the Corporation has not been completed, the Drag Along Notice shall be null and void, each shareholder shall be released from such shareholder’s obligation under the Drag Along Notice and it shall be necessary for a separate Drag Along Notice to be delivered and the terms and provisions of this Section 4.7 separately complied with, in order to consummate such proposed Sale of the Corporation pursuant to this Section 4.7.~~
~~(d) If any shareholder shall sell, transfer or otherwise dispose of (whether by operation of law or otherwise) any Options, Warrants or Convertible Securities that are exercisable, convertible or exchangeable in any Sale of the Corporation pursuant to the Section 4.7, such shareholder shall receive in exchange for such Options, Warrants or Convertible Securities consideration in the amount (if greater than zero) equal to the value of the consideration received by the Approving Shareholders in such Sale of the Corporation for the number of shares of Common Stock that would be issued upon exercise, conversion or exchange of such Options, Warrants or Convertible Securities less the exercise price, if any, of such Options, Warrants or Convertible Securities (or, with respect to Convertible Securities, if greater, the amount of the liquidation preference, if any, such securities would be entitled to in connection with such Sale of the Corporation in lieu of converting), in each case, subject to reduction for any tax or other amounts required to be withheld under applicable law. No Approving Shareholders nor any of their Affiliates shall receive any direct or indirect consideration in connection with a Sale of the Corporation to which this Section 4.7 applies (including by way of fees, consulting arrangements or a non-compete payment) other than consideration received in exchange for its shares of Corporation Stock on the terms described in the Drag Along Notice.~~
~~(e) Each Drag Along Shareholder will be obligated to make customary and several representations with respect to the title to and ownership of shares of Corporation Stock and its own authority and ability to enter into the Approved Sale to the extent the Approving Shareholders similarly make such representations. No Drag Along Shareholder shall be liable for the inaccuracy or breach of any representation, warranty, covenant or agreement made by the Corporation or any other Person in connection with the Sale of the Corporation (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties, covenants and agreements of the Corporation, as well as breach by any stockholder of any of identical representations, warranties, covenants and agreements provided by all stockholders, in which cases payments shall be allocated on a pro rata basis in accordance with the consideration paid to each Shareholder). The liability of any Drag Along Shareholder in no event shall exceed the amount of consideration paid to such Drag Along Shareholder in connection with the Sale of the Corporation, except with respect to claims related to fraud by such Drag Along Shareholder, the liability for which need not be limited as to such Drag Along Shareholder. Notwithstanding anything to the contrary contained herein, in the sole discretion of the Approving Shareholders, the proceeds with respect to an Approved Sale may be withheld from (and retained by the Approving Shareholders or their designee in trust for the benefit of) all sellers of such Corporation Stock in such aggregate amount as the Approving Shareholders deem necessary to cover any purchase price adjustments, indemnification or other obligations of the Corporation or such sellers of Corporation Stock;~~ provided ~~that such proceeds shall be withheld on the same basis among all such sellers. Each shareholder will bear its pro rata share (applied such that after giving effect thereto, the aggregate consideration paid to each holder of shares of Corporation Stock would comply with the provisions of Section 4.7(d)~~) ~~of the costs of any sale of such Corporation Stock pursuant to an Approved Sale to the extent such costs are incurred for the benefit of all shareholders participating in such Approved Sale and are not otherwise paid by the Corporation or the acquiring party. Costs incurred by shareholders on their own behalf will not be considered costs of the transaction hereunder.~~
~~(f) If the Corporation enters into a negotiation for an Approved Sale for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Drag Along Shareholders will, at the request of the Board of Directors of the Corporation, appoint a purchaser representative (as such term is defined in Rule 501 or any similar rule), or such equivalent representative, reasonably acceptable to the Board. If any Drag Along Shareholder appoints a purchaser representative, or~~

~~such equivalent representative that is designated by the Board, the Corporation will, to the extent legally permitted, pay the fees of such purchaser representative, or such equivalent representative, but if any Drag Along Shareholder declines to appoint the purchaser representative, or such equivalent representative that is designated by the Board such Drag Along Shareholder will appoint another purchaser representative, and such Drag Along Shareholder will be responsible for the fees of the purchaser representative, or such equivalent representative, so appointed.~~
~~(g) The Approving Shareholders shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Sale of the Corporation, and the terms and conditions thereof (subject to the requirements of this Section 4.7~~)~~. The closing of an Approved Sale shall take place (i) on the proposed closing date, if any, specified in the Drag Along Notice (~~provided ~~that consummation of such Approved Sale may be extended beyond such date to the extent necessary to obtain any applicable governmental approval or other required approval or to satisfy other conditions), (ii) if no proposed closing date was so specified, at such time as the Approving Shareholders shall specify by notice to each Drag Along Shareholder and the Corporation and (iii) at such place as the Approving Shareholders shall specify by written notice to each Drag Along Shareholder. At the closing of any Approved Sale, each shareholder shall deliver the certificates (if any) evidencing the shares or Corporation Stock to be sold, transferred or otherwise disposed of (whether by operation of law or otherwise) by such shareholder, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.~~
~~(h) No Drag Along Shareholder shall be obligated to enter into any non-competition or non-solicitation agreement or any other agreement which imposes any similar restrictions on such Drag Along Shareholder in connection with any Approved Sale.~~
~~(i) Termination of Drag-Along Rights. The rights and obligations under this Section 4.7 shall terminate upon the occurrence of the date the Common Stock is listed on a national securities exchange in the United States, whether in connection with an initial public offering of the Common Stock or otherwise (a “Public Listing”).~~
Section 4.8 ~~Tag-Along Rights.~~ [Reserved].
~~(a) At any time prior to the consummation of a Public Listing, if one or more shareholders (“Prospective Selling Shareholders”) proposes to Sell to any Person, other than an Affiliate of any of the Prospective Selling Shareholders, twenty-five percent (25%) or more of the outstanding shares of Corporation Stock, in one transaction or a series of related transactions, to any prospective acquirer(s) other than in a Transfer undertaken as a Qualified IPO, then they shall deliver a written notice (the “Tag Along Notice”) to the Corporation at least twenty (20) Business Days prior to the consummation of the Sale, and the Corporation shall deliver a copy of such Tag Along Notice to each shareholder promptly (and in any event within three (3) Business Days following receipt thereof). The Tag Along Notice shall set forth the principal terms and conditions of the proposed Sale, including (i) the number and class of shares of Corporation Stock to be purchased from the Prospective Selling Shareholders, (ii) the fraction(s), expressed as a percentage, determined by dividing (x) the number of shares of Corporation Stock of each class proposed to be purchased from the Prospective Selling Shareholders by (y) the total number of shares of Corporation Stock of each such class held by the Prospective Selling Shareholders (for each class, the “Tag Along Sale Percentage”), (iii) the purchase price or the formula by which such price is to be determined and the payment terms, including a description of any non-cash consideration sufficiently detailed to permit valuation thereof, (iv) the name and address of the prospective acquirer(s), (v) if known, the proposed closing date, and (vi) an invitation to each Shareholder to include in the proposed Sale to the applicable prospective acquirer(s) shares of Corporation Stock of the same class(es) being sold by the Prospective Selling Shareholders held by such Shareholder (not in any event in an amount for any class exceeding the product of (x) the Tag Along Sale Percentage for such class and (y) the total number of shares of Corporation Stock of such class held by such shareholder), on the same terms and conditions, with respect to each share of Corporation Stock Sold, as the Prospective Selling Shareholders shall Sell each of its shares of Corporation Stock of the applicable class.~~

~~(b) No later than the tenth (10th) Business Day after the date of delivery of the Tag Along Notice to the shareholders (such date the “Tag Along Deadline”), each shareholder desiring to include shares of Corporation Stock in the proposed Sale (each a “Participating Tag Seller” and, together with the Prospective Selling Shareholders, collectively, the “Tag Along Sellers”) shall deliver a written notice (the “Tag Along Offer”) to the Prospective Selling Shareholders and the Corporation indicating the number of shares of Corporation Stock of each applicable class that such Participating Tag Seller desires to have included in the proposed Sale (subject to the limitation set forth in the Tag Along Notice). Each shareholder who does not make a Tag Along Offer in compliance with the above requirements, including the time period, shall be deemed to have waived all of such shareholder’s rights to participate in such Sale, and the Tag Along Sellers shall thereafter be free to Sell to the prospective acquirer, at a purchase price no greater than the purchase price set forth in the Tag Along Notice (other than as a result of a change in the estimated purchase price pursuant to an adjustment mechanism described in the Tag Along Notice, if the purchase price is not fixed) and on other terms and conditions which are not materially more favorable in the aggregate to the Tag Along Sellers than those set forth in the Tag Along Notice, without any further obligation to such non-accepting shareholder(s) pursuant to this Section 4.8~~.
~~(c) The offer of each Participating Tag Seller contained in such Participating Tag Seller’s Tag Along Offer shall be irrevocable, and such Participating Tag Seller shall be bound and obligated to Sell in the proposed Sale on the same terms and conditions, with respect to each share of Corporation Stock Sold, as the Prospective Selling Shareholders, up to such number of shares of Corporation Stock as such Participating Tag Seller shall have specified in such shareholder’s Tag Along Offer; provided, however, that if the principal terms of the proposed Sale change with the result that (i) the purchase price shall be less than the purchase price set forth in the Tag Along Notice (other than as a result of a change in the estimated purchase price pursuant to an adjustment mechanism described in the Tag Along Notice, if the purchase price is not fixed), (ii) the number of shares of Corporation Stock to be acquired from the Tag Along Sellers is reduced, or (iii) the other terms and conditions shall be materially less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Prospective Selling Shareholders shall provide written notice thereof to the Corporation, and the Corporation shall promptly (and in any event within five (5) Business Days) deliver a copy of such notice to each Participating Tag Seller, and each Participating Tag Seller shall be permitted to withdraw the offer contained in such holder’s Tag Along Offer by written notice to the Prospective Selling Shareholder and the Corporation within five (5) Business Days after delivery of such written notice from the Corporation and upon such withdrawal such Participating Tag Seller shall be released from its obligations thereunder.~~
~~(d) The Prospective Selling Shareholders shall attempt to obtain the inclusion in the proposed Sale of the entire number of shares of Corporation Stock which each of the Tag Along Sellers requested to have included in the Sale (as evidenced in the case of the Prospective Selling Shareholders by the Tag Along Notice and in the case of each Participating Tag Seller by such Participating Tag Seller’s Tag Along Offer). In the event the Prospective Selling Shareholders shall be unable to obtain the inclusion of such entire number of shares of Corporation Stock of any class in the proposed Sale, the number of shares of Corporation Stock of such class to be sold in the proposed Sale shall be allocated among the Tag Along Sellers on a pro rata basis in proportion to the total number of shares of Corporation Stock of such class offered (or proposed, in the case of the Prospective Selling Shareholders) and eligible to be sold in the proposed Sale by each Tag Along Seller.~~
~~(e) If, prior to consummation, the terms of the proposed Sale shall change with the result that (i) the purchase price to be paid in such proposed Sale shall be greater than the purchase price set forth in the Tag Along Notice (other than as a result of a change in the estimated purchase price pursuant to an adjustment mechanism described in the Tag Along Notice, if the purchase price is not fixed), (ii) the number of shares of Corporation Stock proposed to be acquired by the prospective acquirer(s) in the proposed Sale is increased or (iii) the other terms of such proposed Sale shall be materially more favorable in the aggregate to the Tag Along Sellers than those set forth in the Tag Along Notice, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be delivered, and the terms and provisions of this Section 4.8 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.8; provided, however, that in the case of such a separate Tag Along Notice, the applicable period to which reference is made in Section 4.8(b)(c) shall be five (5) Business Days. In addition, if the Prospective Selling Shareholders have not completed the proposed Sale by the end of the~~

~~120th day after the date of delivery of the Tag Along Notice, each Participating Tag Seller shall be released from such Participating Tag Seller’s obligations under such Participating Tag Seller’s Tag Along Offer, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be delivered, and the terms and provisions of this Section 4.8 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.8, unless the failure to complete such proposed Sale resulted from any failure by any Participating Tag Seller to comply with the terms of this Section 4.8.~~
~~(f) In connection with a proposed Sale to which this Section 4.8 applies, no Prospective Selling Shareholder shall enter into any agreement or take any action (directly or indirectly) that prevents, or is reasonably expected to prevent, a particular shareholder from exercising such shareholder’s rights pursuant to this Section 4.8. No Prospective Selling Shareholder nor any of its Affiliates may receive any direct or indirect consideration in connection with Sale to which Section 4.8 applies (including by way of fees, consulting arrangements or a non-compete payment) other than consideration received in exchange for its shares of Corporation Stock on the terms described in the Tag Along Notice.~~
~~(g) The rights and obligations under this Section 4.8 shall terminate upon the occurrence of the date of a Public Listing.~~

ANNEX D
AMENDMENT TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO LOWER THE SHARE OWNERSHIP THRESHOLD FOR SHAREHOLDER ACTION BY WRITTEN CONSENT
Proposal 7 would amend Section 4.9 of the Second Amended and Restated Articles of Incorporation as set forth below. Proposed additions are underlined, and proposed deletions are stricken through.
Section 4.9 Action Without a Meeting.~~Until the date on which the Corporation completes a Public Listing or an IPO, any~~ Any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, ~~without prior notice and without a vote~~, if a consent or consents in writing, setting forth ~~the~~ such action ~~so taken~~, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation’s secretary. ~~Following the date on which the Corporation completes a Public Listing or an IPO, any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all the holders of outstanding stock of the Corporation entitled to vote thereon.~~
D-1

ANNEX E
AMENDMENT TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION REGARDING THE APPROVAL THRESHOLD FOR MERGER TRANSACTIONS
Proposal 8 would add a new Section 4.10 to the Second Amended and Restated Articles of Incorporation as set forth below. Proposed additions are underlined.
Section 4.11 Certain Voting Matters
. Except as otherwise required by these Second Amended and Restated Articles of Incorporation or the VSCA, the vote required to constitute any voting group’s approval of a plan of merger or share exchange shall be a majority of all the votes cast thereon by such voting group.
E-1

ANNEX F
AMENDMENT TO THE FORUM SELECTION PROVISION OF THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ADDRESS COMPLAINTS UNDER THE SECURITIES ACT OF 1933
Proposal 9 would amend Article XI of the Second Amended and Restated Articles of Incorporation as set forth below. Proposed additions are underlined.
ARTICLE XI
FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the VSCA, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the United States District Court for the Eastern District of Virginia, (or, if United States District Court for the Eastern District of Virginia lacks subject matter jurisdiction, another state or federal court located within the Commonwealth of Virginia). Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.
F-1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 2, 2021 for shares held directly and by 11:59 P.M. ET on April 27, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 2, 2021 for shares held directly and by 11:59 P.M. ET on April 27, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D44325-P53783 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PENN VIRGINIA CORPORATION

The Board of Directors recommends you vote FOR each of the director nominees listed in Proposal 1.

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Tiffany Thom Cepak	☐	☐	☐
1b. Darrin J. Henke	☐	☐	☐
1c. Darin G. Holderness	☐	☐	☐
1d. Jeffrey E. Wojahn	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4, 5, 6, 7, 8 and 9.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The 2021 Notice and Proxy Statement and 2020 Annual Report On Form 10-K are available at http:www.pennvirginia.com/annualmeeting.

D44326-P53783

PENN VIRGINIA CORPORATION
Annual Meeting of Shareholders
May 3, 2021 11:00 a.m CDT
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Darrin J. Henke and Russell T Kelley, Jr. as Proxies, and each or either of them, with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock and/or Series A Preferred Stock of Penn Virginia Corporation held of record by the undersigned on March 25, 2021, at the Annual Meeting of Shareholders to be held at the Houston Marriott Energy Corridor at 16011 Katy Freeway, Houston, Texas at 11:00 a.m Central Time on May 3, 2021, or at any adjournment thereof.

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted "FOR" all nominees listed in proposal 1 and "FOR" proposals 2, 3, 4, 5, 6, 7, 8 and 9 in accordance with the discretion of the holders of the proxy with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting of Stockholders by a reasonable time before the proxy solicitation was made and for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

Continued and to be signed on reverse side